SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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MILLIPORE CORPORATION

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 26, 2006

To the Shareholders of

Millipore Corporation

The Annual Meeting of Shareholders of Millipore Corporation (“Millipore”) for 2006 will be held at Millipore’s headquarters, 290 Concord Road, Billerica, Massachusetts 01821 on Wednesday, April 26, 2006 at 10:00 a.m. local time, for the following purposes:

1.	To elect for a three-year term (expiring in 2009) the four Class I Directors; and

2.	To consider and act upon a proposal to adopt amendments to the Millipore Corporation 1999 Stock Incentive Plan to permit non-employee directors to receive awards of equity incentive compensation under the Plan and to add to the 1999 Plan the 118,744 shares of Millipore Common Stock then remaining available for grant under the 1999 Stock Option Plan for Non-Employee Directors, and to make such other amendments as described in the accompanying proxy statement.

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Shareholders of record on the books of Millipore at the close of business on March 3, 2006, will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors
Jeffrey Rudin, Secretary

Billerica, Massachusetts

March 23, 2006

Whether or not you expect to attend the Annual Meeting in person, please complete, sign and return the enclosed Proxy promptly to assure your representation at the meeting.

MILLIPORE CORPORATION

290 Concord Road

Billerica, Massachusetts 01821

978 715-4321

PROXY STATEMENT

This Proxy Statement is being furnished to shareholders of Millipore Corporation (hereinafter “Millipore” or the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Millipore, and at any adjournments thereof. The meeting will be held at Millipore’s headquarters, 290 Concord Road, Billerica, Massachusetts 01821 on Wednesday, April 26, 2006 at 10:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about March 23, 2006.

The Board of Directors of Millipore has fixed the close of business on March 3, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of March 3, 2006 there were approximately 53,200,000 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each shareholder is entitled to one vote per share of Common Stock held by such shareholder on each matter submitted to a vote.

All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors listed below, FOR Item 2 in the accompanying Notice of Meeting, and otherwise in the discretion of the proxies. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Secretary of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Millipore’s Transfer Agent, American Stock Transfer & Trust Company (“American Stock Transfer”) has agreed to distribute proxy material; solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons at no additional charge to Millipore other than monies reimbursed by American Stock Transfer to custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials in accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange.

CONFIDENTIAL VOTING POLICY

Millipore has in effect a Confidential Shareholder Voting Policy which is intended to encourage shareholders to cast votes on issues presented to them as shareholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all shareholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any shareholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of shareholders.

Millipore’s Confidential Voting Policy does not interfere with the entitlement of its officers, employees and agents to seek the identity of those shareholders who have not voted for the purpose of encouraging them to do so.

In the event of a proxy contest, or the like, Millipore need not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by shareholders of Millipore.

Millipore has retained American Stock Transfer, its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed American Stock Transfer as to the Company’s Confidential Shareholder Voting Policy.

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by shareholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker “non votes” will be considered a vote “Against” the matter; when the matter to be acted upon requires only a favorable vote by shareholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote “Against” the matter; but broker “non votes” will have no affect on the outcome, i.e., they will not be considered.

MANAGEMENT AND ELECTION OF DIRECTORS

Millipore’s By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies). The Board of Directors has determined that all of its members, with the exception of Dr. Madaus, satisfy the requirements for an “independent” director as defined in the NYSE listing standards applicable to corporate governance. No member, except Dr. Madaus, has a material relationship with the Company. Mr. Booth retired as President and Chief Operating Officer of MedImmune, Inc. in December 2003 and retired as a director of MedImmune, Inc. in March 2005. Mr. Classon retired as Chairman and President of Bayer Healthcare LLC and remains a member of the Supervisory Board of Bayer Healthcare AG. Mr. Classon also serves as a director of Enzon Pharmaceuticals, Inc. and ISTA Pharmaceuticals, Inc. Dr. Scolnick retired from Merck

Research Laboratories in September 2004. Each of the companies listed above is a customer of the Company and has made purchases from the Company in the last three years. (MedImmune, Inc., $1.7, $1.7 and $1.8 million for the years 2005, 2004 and 2003, respectively; Bayer AG: $4.2 million, $5.6 million and $4.0 million for the years 2005, 2004 and 2003, respectively; Enzon Pharmaceuticals, Inc.: $408,000, $459,000 and $391,000 for the years 2005, 2004 and 2003, respectively; ISTA Pharmaceuticals, Inc.: $16,000, $17,000 and $2,000 for the years 2005, 2004 and 2003, respectively; and Merck & Co., $13.4 million, $10.8 million and $12.1 million for the years 2005, 2004 and 2003, respectively.) These purchases do not exceed the independence thresholds contained in the listing standards. The Board has considered the nature of these relationships and their size and has determined that they do not compromise the ability of these Directors to be independent of management.

Shareholders this year will be voting on the election of the four individuals identified as Class I Directors, whose terms will expire at the Annual Meeting of Shareholders in 2009. Each nominee in Class I is now a Director of Millipore and was elected as such at the 2003 Annual Meeting of Stockholders, except for Rolf A. Classon who was elected to the Board of Directors effective December 7, 2005. Mr. Classon was identified as a potential nominee to the Board of Directors by Dr. Madaus, Millipore’s Chairman, President and Chief Executive Officer, and recommended by the Governance and Public Policy Committee, subject to approval by the the Board of Directors, using criteria established by this Committee given the make up of the Board of Directors at that time (see “Committees, Meetings and Fees of Directors”). All nominees have been designated as such by the Board of Directors based on the recommendations of the Governance and Public Policy Committee, none of the members of which is an employee of Millipore. Six Directors will continue in office for the remainder of the terms indicated below.

Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A shareholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

A favorable vote by shareholders who hold at least a plurality of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class I Directors.

Nominees for Election as Directors for Terms Expiring in 2009 (Class I)

Rolf A. Classon, 60, Chairman of the Board, Hillenbrand Industries, Inc.

Mr. Classon has been a Director of Millipore since December 2005. Mr. Classon’s current Committee assignments: Member of the Governance and Public Policy Committee and Technology Committee. Mr. Classon’s Committee assignments following the 2006 Annual Meeting of Shareholders: Member of the Governance and Public Policy Committee and Technology Committee (the Technology Committee was created in February 2006—see “Committees, Fees and Meetings of Directors”—p. 13).

Mr. Classon received a degree in Chemical Engineering from Gothenburg School of Engineering (Sweden) in 1965 and a politices magister degree (MBA equivalent) in 1969 from the University of Gothenburg (Sweden). In 1969, Mr. Classon joined Pharmacia AB, a developer and global supplier of pharmaceuticals, chemicals, instruments and expertise for biological and biotechnological research products and served in positions of increasing responsibility until 1974. Mr. Classon served in several management consulting roles until 1981, when he became President of the Hospital Products Division for Pharmacia. In 1984 Mr. Classon became President of Pharmacia Development Company, an in-house mergers/acquisitions and venture capital group. From 1989 until 1991, Mr. Classon served as President and Chief Operating Officer of Pharmacia Biosystems AB. In 1991, Mr. Classon joined Bayer Diagnostics, an international research-based company active in life sciences, polymers and chemicals, and served in positions of increasing responsibility: Executive Vice President Worldwide Marketing, Sales and Service (1991); and head of Bayer’s Worldwide Business Group – Diagnostics (1995-2002). From 2002 until his retirement in 2004, Mr. Classon served as Chairman of the Executive Committee, Bayer Healthcare, a subsidiary of Bayer AG and as President of Bayer Healthcare LLC. He continues to serve on the Supervisory Board of Bayer Healthcare AG. In 2002, Mr. Classon was elected a Director of Hillenbrand Industries, Inc., a company that owns and operates businesses that provide products and services for the health care and funeral services industries. He was named Vice Chairman of the Board in December 2003 and in May 2005 was elected Interim President and Chief Executive Officer and served as such until March 20, 2006. In February 2006 Mr. Classon was elected Chairman of the Board of Hillenbrand Industries, Inc., effective March 20, 2006. Mr. Classon serves on the Board of Directors of Enzon Pharmaceuticals, Inc., ISTA Pharmaceuticals, Inc. and Auxilium Pharmaceuticals, Inc.

Mark Hoffman, 67, Independent Investor and Consultant

Mr. Hoffman has been a Director of Millipore since 1976. Mr. Hoffman’s current Committee assignments: Chairman of the Governance and Public Policy Committee. Mr. Hoffman’s Committee assignments following the 2006 Annual Meeting of Shareholders: Member of the Audit and Finance Committee and the Management Development and Compensation Committee.

Mr. Hoffman received an undergraduate degree from Harvard College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Cambridge Research Group Ltd., a development capital and technology transfer company in Cambridge, England and of Guinness Flight Venture Capital Trust PLC, London. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and Hermes Focus Asset Management Limited, London.

John F. Reno, 66, Retired Chairman, President and Chief Executive Officer, Dynatech Corporation

Mr. Reno has been a Director of Millipore since 1993. Mr. Reno’s current Committee assignments: Chairman of the Audit and Finance Committee. Mr. Reno’s Committee assignments following the 2006 Annual Meeting of Shareholders: Chairman of the Audit and Finance Committee; Member of the Management Development and Compensation Committee.

Mr. Reno received an undergraduate degree from Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President (1987) and President and Chief Operating Officer (1991). From 1993 until his retirement in 1999, Mr. Reno served as President and Chief Executive Officer of Dynatech. He was also a member of the Board of Directors of Dynatech from 1993 (becoming Chairman of the Board, 1996) until his retirement. He is a Trustee (former Chairman of the Board of Trustees) of the Boston Museum of Science, and is now also a Trustee of WGBH Broadcasting in Boston. Mr. Reno is the founder of “A Better Chance” program for disadvantaged youths in Winchester, Massachusetts. He is also a Director of Nelson Irrigation Corporation.

Karen E. Welke, 61, Retired Group Vice President, Medical Markets, 3M Corporation

Ms. Welke has been a Director of Millipore since December 2002. Ms. Welke’s current Committee assignments: Member of the Management Development and Compensation Committee. Ms. Welke’s Committee assignments following the 2006 Annual Meeting of Shareholders: Member of the Management Development and Compensation Committee and Chairwoman of the Governance and Public Policy Committee.

Ms. Welke received her education at Wittenberg University and the University of Wisconsin in Milwaukee. In 1989 she attended the London School of Economics International Business Program, sponsored by the University of Texas. In 1965, she joined Will Ross, Inc., Milwaukee, Wisconsin and over the following ten years she held various sales, marketing and product management positions. Ms. Welke joined 3M in 1976 in market development for the Surgical Products Division. In 1981 she was appointed International Director for that division, and in 1984 Ms. Welke was appointed Group Director, Healthcare, 3M Europe,

Brussels, Belgium. She returned to the U.S. in 1986 as General Manager, 3M Sarns, Inc., Ann Arbor, Michigan, and in 1989 returned to St. Paul, Minnesota as Vice President, Medical-Surgical Division. In 1991 Ms. Welke returned to Europe as Managing Director, 3M France, and in 1995 she was appointed Group Vice President, Medical Markets, St. Paul, Minnesota. Ms. Welke has served on numerous professional and non-profit organizations, including the board of directors of several U.S. hospitals; The Board of Governors of the American Hospital of Paris; The American Chamber of Commerce in France; and the Board of Directors of the Health Industry Manufacturers Association (now AdvaMed). Now retired from 3M, Ms. Welke serves on the Board of Project HOPE, Millwood, Virginia. She is a corporate director for Pentair, Inc., St. Paul, Minnesota and Medical Network International, Calgary, Canada.

DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2007 Annual Meeting of Shareholders (Class II)

Prof. Dr. Daniel Bellus, 68, University of Fribourg (Switzerland)

Prof. Dr. Bellus has been a Director of Millipore since 2000. Prof. Dr. Bellus’ current Committee assignments: Member of the Governance and Public Policy Committee and the Technology Committee. Prof. Dr. Bellus’ Committee assignments following the 2006 Annual Meeting of Shareholders: Member of the Governance and Public Policy Committee and the Technology Committee.

Prof. Dr. Bellus received his Master’s Degree and a Ph.D. in Chemistry from Slovak Technical University (Bratislava) in 1967. He continued his studies as a Postdoctoral Fellow at the Federal Institute of Technology (ETH) in Zurich (1967-1969). From 1969-1996, Prof. Dr. Bellus served in positions of increasing responsibility with Ciba-Geigy Ltd., a Swiss pharmaceutical company in Basel: Department Head, Central Research Laboratories (1969-1981); Director, Central Research Laboratories, responsible for development of several emerging synthetic methodologies (1981-1985); Director, Research & Development, Agricultural Division of Ciba-Geigy worldwide (1985-1991), Director, Corporate Research Units, responsible for the direction of Ciba-Geigy’s research programs and collaborative strategic alliances world-wide in areas of bioorganic chemistry and biomaterials (1991-1996), and a global Head of Additives Research of Ciba SC Inc., Basel (until 2001). Since 1980, he has also lectured as a Professor at the Institute of Organic Chemistry, University of Fribourg. Since 1997, he has been President and CEO of “Bellus Science and Innovation, International Consulting,” located in Riehen/Basel (Switzerland). Prof. Dr. Bellus has been a named inventor on 49 patents and is the author or co-author of numerous scientific papers relating to the synthesis and use of compounds for the chemical and pharmaceutical industries. He has received numerous scientific honors including Gold Medal of the Slovak Chemical Society (1993); Fellow of the Royal Society of Chemistry (U.K.) (1996); Honorary Ph.D. of Czech Technical University (Prague) (1997) and Foreign Fellow of the Japan Society for the Promotion of Science (1999). Prof. Dr. Bellus is a member of many scientific societies, including Swiss and American Chemical Society. He also serves as a member and delegate of Swiss IUPAC Committee; as a member of the Board of Governors of the Foundation for Discovery-to-Business Transfer (Basel) and as a member of several Scientific Advisory Boards in Switzerland and the Czech Republic.

Robert C. Bishop, Ph.D., 63, Chairman of the Board, AutoImmune, Inc.

Dr. Bishop has been a Director of Millipore since 1997. Dr. Bishop’s current Committee assignments: Member of the Audit and Finance Committee; the Governance and Public Policy Committee; and the Technology Committee. Dr. Bishop is also the Lead Director. Dr. Bishop’s Committee assignments following the 2006 Annual Meeting of Shareholders: Member of the Audit and Finance Committee and the Technology Committee. Dr. Bishop will continue to serve as the Lead Director.

Dr. Bishop received his undergraduate degree from the University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice President, Planning and Business Development for Laboratory and International businesses (1981-1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985)

and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. Since 1992, Dr. Bishop has served as President and Chief Executive Officer of AutoImmune, Inc., a biopharmaceutical company. During 1999, he also became Chairman of the AutoImmune Board of Directors. Dr. Bishop serves as a member of the Board of Directors of Caliper Life Sciences, Inc., as a member of the Board of Directors of Optobionics Corporation; and as a Trustee, MFS/Compass Funds Complex (consisting of three funds/forty portfolios advised by MFS Investment Management).

Edward M. Scolnick, M.D., 65, Associate Member Broad Institute, Massachusetts Institute of Technology (MIT) and Harvard University

Dr. Scolnick has been a Director of Millipore since 2001. Dr. Scolnick’s current Committee assignments: Member of the Audit and Finance Committee and Chairman of the Technology Committee. Dr. Scolnick’s Committee assignments following the 2006 Annual Meeting of Shareholders: Chairman of the Technology Committee.

Dr. Scolnick received his A.B. Degree from Harvard College in 1961 and his M.D. from Harvard Medical School in 1965. From 1967-1970, Dr. Scolnick served in several research capacities at the National Heart Institute. In 1970, he joined the National Cancer Institute as a Senior Staff Fellow and held positions of increasing responsibility (Head of the Genetics Section (1971-1975) and Chief, Laboratory of Tumor Virus Genetics and Head of the Molecular Virology Section (1975-1982)). In 1982, Dr. Scolnick joined Merck & Co., Inc., a global research-driven pharmaceutical company, as Executive Director of Basic Research, Virus & Cell Biology Research, of the Company’s Research Laboratories, becoming Vice President, Virus and Cell Biology Research in 1983. In 1984, Dr. Scolnick became Senior Vice President, Research, and Senior Vice President of Cell Biology Research. In 1985, Dr. Scolnick became President of Merck Research Laboratories, and Senior Vice President of Merck & Co., Inc., serving in both capacities until his retirement in December 2002, when he chose to renew his work as a research scientist. He also served as Executive Vice President, Science & Technology of Merck & Co., Inc. from 1993, and as a Director of Merck & Co., Inc., from 1997, until December 2002. Dr. Scolnick retired from Merck Research Laboratories in September 2004. On September 1, 2004, Dr. Scolnick became an Associate Member of the Broad Institute, a research collaboration of the Massachusetts Institute of Technology, Harvard University and its hospitals, and the Whitehead Institute for Biomedical Research. Dr. Scolnick has received numerous academic appointments and was Frank H.T. Rhodes Class of ‘56 visiting professor at Cornell University and Regents Lecturer, University of California, Berkeley. He has also authored or co-authored a number of scientific papers on virus and cell biology research. He is a Member of the National Academy of Sciences and its Institute of Medicine. Dr. Scolnick is also a member of the Board of Directors of: McLean Hospital; McGovern Institute for Brain Research; and Alinea Pharmaceuticals Inc. He is also a Senior Scientific Advisor to MPM Capital, a global asset management firm focused on health care investments.

Term Expiring at the 2008 Annual Meeting of Shareholders (Class III)

Melvin D. Booth, 60, Retired President and Chief Operating Officer, MedImmune, Inc.

Mr. Booth has been a Director of Millipore since 2004. Mr. Booth’s current Committee assignments: Member of the Governance and Public Policy Committee and the Management Development and Compensation Committee. Mr. Booth’s Committee assignments following the 2006 Annual Meeting of Shareholders: Chairman of the Management Development and Compensation Committee and a Member of the Audit and Finance Committee.

Mr. Booth received an undergraduate degree from Northwest Missouri State University in 1967 and holds an honorary Doctor of Science degree. He received his Certified Public Accounting (C.P.A.) designation in 1972. From 1967-1968, Mr. Booth practiced public accounting with McGladrey & Pullen. In 1968, he joined Kwik-Way Industries, Inc., a manufacturer of precision machine tools for the automotive after-market, as corporate controller and subsequently became Vice President of Finance. In 1975, Mr. Booth joined Den-Tal-Ez, Inc., a manufacturer of major equipment for dental offices, as Vice President of Finance and subsequently became Executive Vice President, responsible for U.S. operations. Syntex, Inc. acquired Den-Tal-Ez, Inc. in 1979 and Mr. Booth became President of Syntex Dental Products, Inc. in 1981. Mr. Booth was with Syntex, Inc., primarily a pharmaceutical company, from 1979 to 1995, where he held a variety of positions, including serving as President, Syntex Dental Products from 1981 to 1986 and and President of Syntex, Inc. Canada from 1986-1991. From 1991-1992, he served as an area Vice President of Syntex, Inc. Mr. Booth served as the President of Syntex Pharmaceuticals Pacific from 1992-1993. He served as Vice President of Syntex Corporation from 1992 to mid-1995, including being President of Syntex Laboratories, Inc., Syntex’s U.S. pharmaceuticals business. Mr. Booth was President, Chief Operating Officer and a member of the Board of Directors of Human Genome Sciences, Inc., a global biopharmaceutical company, from July 1995 until October 1998. From 1998 until his retirement at the end of 2003, Mr. Booth was President and Chief Operating Officer of MedImmune, Inc., a biotechnology company. Mr. Booth was a member of the Board of Directors of MedImmune, Inc. from 1998 until March 2005. Mr. Booth has been active in the U.S. pharmaceutical industry organizations and is the past chairman of the Pharmaceuticals Manufacturers Association of Canada. Mr. Booth currently serves on the boards of Focus Diagnostics, Inc., PRA International, Ventria BioScience and is Chairman of the Board of Prestwick Pharmaceuticals, Inc. Mr. Booth is active in many educational and philanthropic causes, including the establishment of The Melvin and Valorie Booth College of Business and Professional Studies at Northwest Missouri State University.

Maureen A. Hendricks, 54, Former Managing Director, Salomon Smith Barney, Inc.

Mrs. Hendricks has been a Director of Millipore since 1995. Mrs. Hendricks’ current Committee assignments: Chairwoman of the Management Development and Compensation Committee and a Member of the Audit and Finance Committee. Mrs. Hendricks’ Committee assignments following the 2006 Annual Meeting of Shareholders: Member of the Management Development and Compensation Committee and the Governance and Public Policy Committee.

Mrs. Hendricks received her A.B. Degree from Smith College in 1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984-1988) and Structured Finance (1988-1991). From 1991-1993, Mrs. Hendricks served as the senior manager of the firm’s European Equities and Equity Derivatives business in London, England and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm’s Global Debt Capital Markets and had responsibility for the firm’s corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. Upon the acquisition of Salomon Brothers by The Travelers Group and the latter’s subsequent merger with Citicorp, she became Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc. Mrs. Hendricks was an Advisory Managing Director of Salomon Smith Barney from May 2001 until January, 2003. Mrs. Hendricks is the Lead Director of the Board of Directors of Opteum, Inc. (name changed from Bimini Mortgage Management, Inc. in February 2006) and Chairwoman of the Audit Committee of the same firm. Mrs. Hendricks previously served on the Board of Directors of the Young Women’s Christian Association (YWCA) of the U.S.A. and the New Jersey Shakespeare Festival.

Martin D. Madaus, Ph.D., 46, Chairman, President and Chief Executive Officer, Millipore Corporation

Dr. Madaus received a Doctor of Veterinary Medicine degree from the University of Munich (Germany) in 1985 and a Ph.D. in Veterinary Medicine from the Veterinary School of Hanover (Germany) in 1988.

From 1989-1996, Dr. Madaus served in various positions of increasing responsibility both in Germany and the U.S. at Boehringer Mannheim, a manufacturer of pharmaceutical drugs and diagnostic technologies and products, including: Product Manager (1989-1992); Director, Marketing Support (1992-1994); International Product Management (1995); and Director of Product Planning (1996). In 1996, Dr. Madaus became President and General Manager of Boehringer Mannheim Canada. In 1998, Hoffman La Roche, a leading pharmaceutical and diagnostics company acquired Boehringer Mannheim. He led the integration of the Diagnostics businesses in Canada and continued to serve as President of Roche Diagnostics Canada until 1999. In 1999 he became Vice President of Business Development of Roche Molecular Systems. From 2000 until December 2004, Dr. Madaus served as President and Chief Executive Officer of Roche Diagnostics Corporation (Indiana). On January 1, 2005, Dr. Madaus joined Millipore as President, Chief Executive Officer and as a Director. In February 2005, Dr. Madaus was elected Chairman of the Board effective March 1, 2005. Dr. Madaus serves on the Board of Directors of: Mass. High Tech Council and the Analytical & Life Science Systems Association; and is a member of NEHI (New England Healthcare Institute).

Committees, Meetings and Fees of Directors

During 2005, the Millipore Board of Directors had three standing committees.

The Audit and Finance Committee is comprised of at least three directors. In the opinion of the Board of Directors, three of the Committee members, Mr. John Reno, Ms. Maureen Hendricks and Dr. Robert Bishop each satisfy the definition of “audit committee financial expert” as contained in Item 401 of SEC Regulation S-K. They are all “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. In addition, all of the committee members are “independent” as defined in the NYSE listing standards applicable to corporate governance. The Board of Directors has adopted a charter setting forth this Committee’s audit-related responsibilities which include, among others: recommending the selection of the independent accountants to the Board of Directors; approving the scope of and fees for services rendered as well as reviewing the results of the independent audit; reviewing matters relating to internal audit functions and other matters concerning corporate finance; and reviewing Millipore’s annual reports. See “Report of the Audit and Finance Committee,” p. 17. The Charter of the Audit and Finance Committee is included as Appendix “A” to this Proxy Statement and is posted to Millipore’s website: www.millipore.com. The Audit and Finance Committee held eleven meetings during 2005. In addition, the Chair of the Audit Committee consults with management periodically and as particular situations require.

The Governance and Public Policy Committee is comprised of at least three directors, all of whom satisfy the “independence” rules under the NYSE listing standards applicable to corporate governance. This Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. In February 2006 the Committee recommended, subject to approval by the Board of Directors, that the various committees of the Board be reconfigured, and committee assignments be rotated among the directors following the 2006 Annual Meeting of Shareholders. See “Management and Election of Directors” (pp. 4 - 10). The Committee also has oversight authority on corporate governance matters. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and shareholders. The Committee may also retain the services of a third party search firm to assist in identifying and evaluating potential nominees. To qualify as a member of the Board of Directors, a candidate shall be of high moral character and have such business, professional or other experience as the Committee and Board of Directors determine to be desirable given the then current makeup of the Board. The Committee evaluates recommendations for nominee candidates received from shareholders in the same manner as it would evaluate recommendations from other directors and management. Shareholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. (The Charter of the Governance and Public Policy Committee is posted to Millipore’s website: www.millipore.com) The Governance and Public Policy Committee held three meetings during 2005.

The Management Development and Compensation Committee is comprised of “independent directors” as defined under applicable regulations of the Securities Exchange Act of 1934, as amended relating to independent directors who are not officers or employees (or former officers or employees) of the Company and do not have “interlocking” or other relationships with Millipore that would detract from their independence as Committee members. Each of the members of the Management Development and Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and an

“independent director” under the New York Stock Exchange listing standards applicable to corporate governance. The Committee reviews the qualifications of Millipore’s officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers the Millipore Incentive Plan and equity incentive plans. (See “Management Development and Compensation Committee Report on Executive Compensation at Millipore.”) It has responsibility for the periodic examination of Millipore’s overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore’s senior level of management as well as its long range personnel needs and its training and education activities. (The Charter of the Compensation Committee is located on the Millipore website: www.millipore.com.) The Management Development and Compensation Committee held four meetings during 2005.

During 2005, the Millipore Board of Directors held six meetings. It is the policy of the Board of Directors that Directors are expected to make good faith efforts to attend all Board and assigned Committee meetings and the Annual Meeting of Shareholders. All Directors attended at least 75% of the Board and relevant committee meetings held during 2005. All Directors attended the 2005 Annual Meeting of Shareholders.

Robert Bishop is the Lead Director of Millipore’s Board of Directors and, among other things, serves as the “presiding director” at all executive sessions of “non-management directors.”

Each Director receives a fixed annual retainer ($48,000) payable quarterly, and is entitled to receive additional annual compensation for services on a committee. The fees for such committee services range from $8,000 per year (Management Development and Compensation Committee; Governance and Public Policy Committee and Technology Committee) to $18,000 per year (Audit and Finance Committee), with Directors serving as Chair of committees receiving an additional annual payment of $3,000-$5,000 (increased from $5,000 to $10,000 per year following the 2006 Annual Meeting of Shareholders), and the Lead Director receiving an additional payment of $5,000 per year (increased to $10,000 per year following the 2006 Annual Meeting of Shareholders). Dr. Madaus received no compensation, other than that listed in the Summary Compensation Table below, for service as a Director.

During 2005, in addition to the compensation set forth above, “Eligible Directors” (those who are not employees of Millipore) received stock options to purchase shares of Millipore Common Stock under the terms of the 1999 Stock Option Plan for Non-Employee Directors (the “1999 Plan”). Under the terms of the 1999 Plan, each Eligible Director receives an option to purchase 5,000 shares of Millipore Common Stock on the date of his or her first election, and thereafter automatically receives an additional option to purchase 2,500 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Shareholders. The exercise price of each option is 100% of the fair market value (as defined in the 1999 Plan) at the time the option is granted. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, an appropriate adjustment in the option price and number of shares granted shall be made. All options outstanding immediately preceding a “Change of Control” (a term defined in the Plan) become fully vested and immediately exercisable. Unless otherwise agreed to by the Company, upon termination of service as a Director, options held by the Eligible Director which are not then exercisable shall terminate, except that exercise of options after termination of service as a Director is provided for in cases where such service terminates as a result of incapacity or death or after retirement (at the mandatory retirement age) of a Director from the Board of Directors.

In February 2006, the Board of Directors approved an amendment to the Millipore Corporation 1999 Stock Incentive Plan, subject to Shareholder approval at the 2006 Annual Meeting, to amend the 1999 Stock Incentive Plan to permit awards of equity incentive compensation to non-employee Directors under that plan and to add to the 1999 Stock Incentive Plan the 118,744 shares of Millipore Common Stock then remaining available for grant under the 1999 Stock Option Plan for Non-Employee Directors. If approved by Shareholders, the 1999 Stock Option Plan for Non-Employee Directors will terminate and be replaced by the 1999 Stock Incentive Plan, except that any stock option previously granted under the 1999 Stock Option Plan for Non-Employee Directors will remain in effect pursuant to its terms. The Board of Directors has also approved awards to non-employee directors effective upon Shareholder approval of the amendments to the Millipore Corporation 1999 Stock Incentive Plan, as follows: Each newly elected non-employee director shall be awarded options covering 5,000 shares of Stock and 1,650 restricted stock units on the date of his or her first election. Following the initial grant, each non-employee director shall be awarded options covering 2,500 shares of Stock and 825 restricted stock units, following his or her initial grant and each anniversary thereof, provided such individual is then a non-employee director. See “Adoption of Amendments to the Millipore Corporation 1999 Stock Incentive Plan.”

In February 2006 the Board of Directors approved the creation of the Technology Committee. The Technology Committee is comprised of at least three directors, two of whom shall, in the opinion of the Board of Directors, have scientific expertise. A charter setting forth this Committee’s responsibilities is yet to be finalized but is expected to include: review and assessment of the Company’s technology portfolio, and short-term and long-term technology strategies.

Management Development and Compensation Committee Report on Executive Compensation at Millipore

The Management Development and Compensation Committee of the Board of Directors (“the Compensation Committee”) has furnished the following report on its policies and procedures with respect to determining compensation for Millipore’s executive officers for 2005. The tables and textual information set forth following the report (pp. 20-26) disclose such compensation for the five most highly compensated executive officers for 2005.

The Company’s compensation program for executive officers, including the Chief Executive Officer (“CEO”) consists of three elements: base compensation; annual cash incentive awards and equity incentive compensation. In establishing the amount of compensation in all forms for the CEO as well as the other executive officers of the Company, the Compensation Committee establishes total target cash compensation (salary plus incentive payment to be earned if “target performance” (described below) is met) for the CEO and for the other executive officers. The total target cash compensation for the CEO is intended to be competitive with those of a group of companies to which Millipore compares itself in terms of pay levels of the CEO and which represent those kinds of companies to which it would look for executive talent (the “Comparables”) and which, with respect to total target compensation set for the year 2005 include a number of diverse companies in the life science and pharmaceutical markets. Total target cash compensation for substantially all of the other executive officers is set in a similar manner. These Comparables are not all of the same companies included in the Performance Graph on p. 19, because the Compensation Committee believes that the Comparables are more representative of those companies with whom Millipore competes for executive talent. An outside consulting firm assists the Compensation Committee in determining the total target cash compensation for the CEO and other executive officers.

In establishing total compensation for the CEO and the other executive officers for years prior to 2006, the Compensation Committee determined that the Company’s equity compensation program for the executive officers (other than the CEO) named in the Summary Compensation Table would consist entirely of non-qualified stock options, a form of equity incentive whereby all value in the stock is associated with an increase in share value. Options are granted upon such terms, conditions and limitations as may be determined by the Compensation Committee. The grant awards are set annually by the Compensation Committee for the CEO, subject to Board approval, and by the CEO (subject to approval of the Compensation Committee) for the other executive officers. Specific grants to individual executive officers, including the CEO, take into consideration equity incentive opportunities for similar positions in the Comparables; the performance of the executive officer; and the executive officer’s prior equity incentive awards.

Annual cash incentive payments to the executive officers and other employees of Millipore Corporation are awarded under the Millipore Incentive Plan (“Incentive Plan”). The Incentive Plan is designed to create an award pool based on a formula-based assessment of the performance of the Company and, with respect to cash incentive payments awarded for 2005, for business unit executives other than executive officers, assessment of individual Business Units based on predetermined financial and operational objectives (“Financial Performance Metrics”). These Financial Performance Metrics and their relative weight may change from year to year; and in 2005 included revenue growth, profitability and relative performance of the Company versus peer companies in like industries. The Compensation Committee approves the Company and Business Unit goals; establishes personal goals for the CEO; and reviews the establishment by the CEO of the personal goals for the other executive officers.

The cash incentive award pool for executive officers including the CEO is based solely on overall Company performance. Levels of Company performance are defined in relation to corporate goals as “Target” (the expected level of performance); “Minimum” (that level of performance below which no incentive payment will be made); and “Upside” (incentive in excess of Target, based on performance in exceeding financial and operational goals). If corporate performance is below the target performance, but above the minimum, some cash incentive payment will be payable but not full target cash incentive payment; if corporate performance exceeds target, additional cash incentive payment will be payable. Approximately 2100 employees are eligible to participate in the Incentive Plan. The incentive target for executive officers other than the CEO is 55% of base compensation, and 65% of base compensation for the CEO. The actual payout will exceed the target or be less than the target depending on the actual performance of the Company and the individual participant’s performance.

At its meeting in February 2005, the Compensation Committee, reviewed the competitive analysis data provided by its outside consultants for executive officers of the Comparables, and adjusted the base salaries of all of the executive officers (other than the CEO) for 2005. As previously disclosed, Dr. Madaus was compensated during 2005 as provided under the terms of the Company’s offer of employment that he accepted in October 2004 (See “Summary Compensation Table”).

The Compensation Committee had, at its meeting in December 2004, reviewed equity incentive opportunities for executive officers as part of its evaluation of total compensation and in view of the impact of certain new accounting rules. The Compensation Committee recommended, and the Board of Directors approved, the advancement of equity incentive compensation adjustments for executive officers from February 2005 to December 2004. As a result, no additional equity incentive compensation was awarded to executive officers in 2005 (other than to Dr. Madaus upon his employment on January 1, 2005 and to Jean-Paul Mangeolle upon his election as corporate Vice President on October 20, 2005). See “Stock Options Granted in 2005.”

In October 2005 and December 2005, the Compensation Committee reviewed the equity-incentive compensation component of the Company’s total compensation program and considered modifications to its past practice. In February 2006 the Committee determined, and the Board of Directors agreed, that future awards of equity incentive compensation for the CEO, as well as for the other executive officers, would consist of a combination of stock options and restricted stock units under the terms of the “Millipore Corporation 1999 Stock Incentive Plan.” A stock option is a form of equity incentive whereby all value in the stock is associated with an increase in share value. A stock option is granted upon such terms, conditions and limitations as may be determined by the Compensation Committee. A Restricted Stock Unit is an unfunded and unsecured promise, denominated in shares of Millipore Common Stock, to deliver stock or cash measured by the value of the stock, in the future, subject to time-based vesting conditions or other criteria, such as the satisfaction of performance conditions, as shall be determined by the Compensation Committee in its discretion.

Incentive (cash) awards under the Incentive Plan are approved by the Compensation Committee in February of each year and relate to achievement of Company performance and personal goals for the prior year. Incentive payments for 2005 were determined by the Compensation Committee at its meeting held in February 2006. The Compensation Committee reviewed the results of financial operations for 2005 and approved the incentive payments for the eligible group (paid in March 2006), which payments are consistent with the Financial Performance Metrics and relative weight as had been set for 2005 and are in the amounts set forth in the Summary Compensation Table (p. 20).

Incentive payments received in 2006 are eligible for deferral under the Deferred Compensation Plan. The Deferred Compensation Plan provides that certain members of senior management may elect, under terms provided by the Deferred Compensation Plan, to defer payment of a portion of the following calendar year’s Incentive Plan bonus, if any (and a portion of base compensation not to exceed 50%), until retirement, termination of employment or the passage of a period of time (not less than three years), except withdrawal of funds is permitted in the event of an unexpected financial emergency, subject to such limitations as may be imposed by Section 409A of the Internal Revenue Code. Amounts deferred under the Deferred Compensation Plan remain assets of the Company and subject to the claims of creditors in the event of the Company’s insolvency.

In February 2006 the Compensation Committee modified certain provisions of the Incentive Plan. For 2006 and subsequent years, the award pool for executive officers and business unit executives is based on assessment of the performance of the Company with respect to the Financial Performance Metrics. The Compensation Committee established the Financial Performance Metrics for 2006 which are revenue growth, profitability and relative performance of the Company versus peer companies in like industries. Each of these measures will have equal weight. Levels of Company performance will continue as in prior years – Target, Minimum and Upside. The incentive target for executive officers other than the CEO will continue at 55% of base compensation and for the CEO, 65% of base compensation. For 2006 and subsequent years, the cash incentive payout will be “capped” at 150% of base compensation for executive officers other than the CEO and 200% of base compensation for the CEO. Actual cash payouts will continue to depend on the actual performance of the Company and the individual participant’s performance.

In general, the Committee intends all payments to be tax deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to those of the Company’s senior executives who are required to be named in the Summary Compensation Table. In order to retain maximum flexibility in administering the Incentive Plan and to pay competitive compensation reflecting the business dynamics of the markets the Company serves, and to reward executives appropriately, the Company may make payments that do not satisfy the deductibility requirements of Section 162(m) of the Code.

The foregoing report has been furnished by the Management Development and Compensation Committee.

Maureen A. Hendricks, Chairwoman of the Committee
Melvin D. Booth
Karen E. Welke

Report of the Audit and Finance Committee

The Audit & Finance Committee (the “Audit Committee”) has furnished the following report with respect to its activities for the fiscal year ended December 31, 2005.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2005 audited by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent auditors. The Audit Committee has discussed with PricewaterhouseCoopers various matters related to the financial statements, including those matters required to be discussed by SAS 61 (“Auditing Standards”). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), relating to that firm’s independence from the Company; and has discussed with PricewaterhouseCoopers its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Fees:    Set forth below are the aggregate fees and “out of pocket” expenses billed (or expected to be billed with respect to 2005), on a consolidated basis, by PricewaterhouseCoopers for providing the services indicated for the fiscal years ended December 31, 2005 and December 31, 2004:

	Year Ended 12/31/05	Year Ended 12/31/04
	(In millions)
Audit fees (1)	$2.4	$2.6
Audit related fees (2)	0.1	0.1
Tax fees (3)	1.2	0.8
All other fees	—	—

(1)	Audit fees for 2005 consisted of $1.9 million for U.S. GAAP audit fees and Sarbanes-Oxley Section 404 attestation fees; $0.5 million for foreign statutory audits. Audit fees for 2004 consisted of $2.2 million for U.S. GAAP audits and $0.4 million for foreign statutory audits. The Audit fees for 2004 have been adjusted to include $0.2 million in additional fees, that were not included in Millipore’s 2005 Proxy Statement, for Sarbanes-Oxley Section 404 attestation.

(2)	Audit related fees for 2005 and 2004 consist primarily of employee benefit plan audit fees.

(3)	Tax fees for 2005 consisted of $0.6 million for tax compliance services and assistance with tax examinations and $0.6 million for tax planning services. Tax fees for 2004 consisted of $0.3 million for tax compliance services and $0.2 million for assistance with tax examination and $0.3 million for tax planning services.

PricewaterhouseCoopers provided no management consulting or internal audit services during 2005 and 2004. During 2005, Ernst & Young provided both internal audit services and assistance with Sarbanes-Oxley Section 404 compliance, the fees for which were $0.3 million. During 2004, Ernst & Young provided both internal audit services and assistance with Sarbanes-Oxley Section 404 compliance, the fees for which were $0.6 million.

The Audit Committee preapproves all audit services and all permitted non-audit services by the independent public accountant including engagement fees and terms.

The Audit Committee approved the continued provision by PricewaterhouseCoopers of tax services in the areas of compliance, transfer pricing, assistance with tax examinations and tax consulting and planning.

The foregoing report has been furnished by the Audit and Finance Committee.

John F. Reno, Chairman of the Committee
Robert C. Bishop
Maureen A. Hendricks
Edward M. Scolnick

Comparative Performance Graph

The graph below compares the five-year cumulative total return, including the reinvestment of all dividends, starting from “100” on December 31, 2000 through December 31, 2005 among Millipore, the S&P 500 Index and the S&P 500 Healthcare Equipment & Supplies Index (including Millipore). It assumes $100 invested on December 31, 2000 in each of the two indices and in Millipore.

Comparison of Five Year Cumulative Total Return

The information which forms the basis for the graph above has been provided by Standard & Poor’s Compustat, a division of McGraw Hill.

Executive Compensation

The following table sets forth all cash compensation as well as certain other compensation paid or accrued through March 3, 2006, to each of the five most highly compensated executive officers, including the Chief Executive Officer, for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore’s fiscal years ended December 31, 2005, 2004 and 2003. Dr. Madaus’ employment with the Company began January 1, 2005. Mr. Kershaw has been an employee of the Company since February 12, 2004.

Summary Compensation Table

	Annual Compensation*			Long Term Compensation**
Awards
Name and Principal Position or Number in Group				Restricted Stock Awards (3)	Securities Underlying Options (#) (4)	All Other Compensation (5)
Martin D. Madaus Chairman; President and Chief Executive Officer	2005 2004 2003	$600,000 N/A N/A	$900,000	$386,326	150,000		$1,526,644

Kathleen B. Allen Vice President Chief Financial Officer	2005 2004 2003	$308,377 298,460 289,980	$311,267 176,927 57,816	0 0 0	0 90,000 60,000		$53,178 38,720 37,061

Dominique F. Baly, Vice President	2005 2004 2003	$308,377 296,406 276,637	$244,567 199,137 78,138	0 0 0	0 95,000 60,000		$50,151 40,098 31,063

Jean-Paul Mangeolle Vice President	2005 2004 2003	$274,070 244,093 236,042	$255,503 91,596 16,771	$365,100 0 0	13,500 29,000 40,000		$36,102 25,633 25,794

Peter C. Kershaw Vice President	2005 2004 2003	$257,071 212,404 N/A	$259,480 117,519	0 0	0 80,000	$ $	56,797 20,000

Footnotes to Summary Compensation Table

*	Column captioned “Other Annual Compensation” (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 2005 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported for executive officers individually.

**	Column captioned “Payouts” has not been included because Millipore does not have any long term incentive plans.

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified.

(2)	Amounts set forth for 2003, 2004 and 2005 indicate amounts paid in 2004, 2005 and 2006, respectively, under the Millipore Incentive Plan for the achievement of corporate performance and personal goals in each of the prior years. (See “Management Development and Compensation Committee Report on Executive Compensation at Millipore.”)

(3)	The reported value of Restricted Stock and Restricted Stock Units is determined by multiplying the number of shares of Restricted Stock/Restricted Stock Units awarded by the closing price of Millipore Common Stock, as provided by the terms of the 1999 Plan. Upon his employment by the Company on January 1, 2005, Dr. Madaus was awarded 7,756 shares of Restricted Stock having a market value of $49.81 per share, based on the closing price of Millipore Common Stock on December 31, 2004. On October 20, 2005, Mr. Mangeolle was awarded 6,000 Restricted Stock Units having a market value of $60.85 per share, based on the closing price of Millipore Common Stock on October 19, 2005. Restricted Stock is an award consisting of the delivery of shares of Millipore Common Stock that are subject to the requirement that they may be forfeited or offered for sale to the Company at a specified price if the restrictions or conditions specified with respect to the award are not satisfied. A Restricted Stock Unit is an unfunded and unsecured promise, denominated in shares of Millipore Common Stock, to deliver stock or cash measured by the value of the stock, in the future, subject to time-based vesting conditions. On December 31, 2005 the following executive officers held the total number/current market value of Restricted Stock/Restricted Stock Units (determined by multiplying the number of shares/stock units by the closing price of Millipore Common Stock on December 30, 2005 ($66.04 per/share)): Dr. Madaus, 7,756 shares of Restricted Stock/$512,206; Mr. Mangeolle, 6,000 Restricted Stock Units/$396,240.

(4)	At its meeting in December 2004, the Committee recommended that Awards of equity compensation for 2005 be advanced to December 2004 from February 2005. Dr. Madaus was granted stock options upon his employment by the Company on January 1, 2005. Mr. Mangeolle was awarded stock options and restricted stock units upon his election as a corporate Vice President on October 20, 2005. Stock options vest in annual increments of 25% each year beginning with the first anniversary of the date of grant. All options expire no later than 10 years after the date of grant. Each restricted stock unit represents a right to receive one share of Millipore Corporation Common Stock or, at the Company’s election, the cash value thereof. See “Management Development Compensation Committee Report on Executive Compensation at Millipore.”

(5)

2005 amounts include: (a) a cash payment to Dr. Madaus of $1,432,644 representing the value of compensation he forfeited when he terminated employment with Roche, Inc. and accepted employment with Millipore; and Company payments of $94,000 for relocation assistance in connection with Dr. Madaus’ move to Massachusetts upon his acceptance of employment with Millipore, under the terms of the Company’s “Domestic Relocation Policy.” The policy, which is administered by a third party service provider, is intended to provide transferees with assistance to minimize the expense of moving. The policy applies to all employees and new hires of Millipore who are requested by the Company to complete permanent moves within North America; (b) amounts contributed by the Company to each named executive officer who has met the eligibility requirements under each of the following plans: the tax-qualified defined contribution profit sharing plan – Ms. Allen, Mr. Baly, and Mr. Mangeolle of $13,950 each; (c) Company “matching” contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $9,636, $8,166, $7,000 and $3,150 to Ms. Allen, Mr. Baly, Mr. Mangeolle and Mr. Kershaw, respectively; and (d) total amounts deferred under the Company’s non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $29,592, $28,035, and $15,152, to Ms. Allen, Mr. Baly, and Mr. Mangeolle, respectively; (e) amounts contributed by the Company to Mr. Mangeolle under the Company’s tax-qualified defined contribution profit sharing plan for 2004 and 2003 of $13,617 and $13,260, respectively; Company “matching” contributions pursuant to the Company’s tax-qualified plan under Section 401(k) of the Internal Revenue Code of $6,500 and $6,012 for 2004 and 2003, respectively, and total amounts deferred under the Company’s non-qualified defined contribution and savings plans, as described above, for 2004 and 2003 of $5,516 and $6,534, respectively; and (f) a one-time payment to Mr. Kershaw of $20,000, upon his employment by the Company in 2004; and Company payments of $53,647 for relocation assistance in connection with Mr. Kershaw’s relocation to Massachusetts under the terms of the Company’s Relocation Policy (see above).

Stock Options Granted in 2005

The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1999 Stock Incentive Plan (“1999 Plan”) during the period January 1, 2005-December 31, 2005, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1999 Plan on each date of grant (January 1, 2005 and October 20, 2005) to all employees during the period; (iii) the exercise price; (iv) the expiration date and (v) the present value per option at the date of grant of the options granted using the Black-Scholes methodology.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in 2005	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value (2) ($18.33—1/01/05) ($23.14—10/20/05)
Martin D. Madaus	150,000	49.2	$49.81	1/01/2015	$2,749,980
Kathleen B. Allen	0	0	0		0
Dominique F. Baly	0	0	0		0
Jean-Paul Mangeolle	13,500	4.4	$60.85	10/20/2015	$312,445
Peter C. Kershaw	0	0	0		0

(1)	Dr. Madaus and Mr. Mangeolle were the only executive officers named in the Summary Compensation Table granted stock options in 2005. Equity incentive adjustments for 2005 for all other executive officers and for other employees receiving awards under the 1999 Plan, occurred in December 2004. See “Management Development and Compensation Committee Report on Executive Compensation at Millipore.”

The 1999 Plan provides that all options shall be exercisable at a price of not less than 100% of the fair market value of Millipore Common Stock at the date of grant, subject to adjustment by the Board of Directors to reflect stock splits or stock dividends. The Compensation Committee determines the size and type or types of Awards (defined by the 1999 Plan) made to each recipient and sets forth the terms, conditions and limitations application to it. Stock options granted in January 2005 to Dr. Madaus and in October 2005 to Mr. Mangeolle become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant and all options expire no later than 10 years after the date of grant. Stock options can be exercised and shares purchased by delivery of cash or such other form as the Committee may approve, including, without limitation delivery of shares of Millipore Common Stock having a fair market value on the date of delivery equal to the full purchase price.

Unless otherwise agreed to by the Company or as may be otherwise provided by the 1999 Plan, options expire ninety days after termination of employment, except the 1999 Plan provides automatically for continued vesting and ability to exercise stock options previously granted for a fixed period of time after retirement (at a certain age and with a certain number of years of service) from the Company. In the event of a Change of Control (as defined in the 1999 Plan), options under the 1999 Plan become fully vested and immediately exercisable; each outstanding share of Restricted Stock shall immediately become free of all restrictions and conditions; and each restricted stock unit shall vest immediately.

(2)	The fair market value of each option granted is estimated on the date of grant using the Black-Scholes model with the following assumptions as to the January 1, 2005 grant: risk free interest of 3.63%; expected life of five years; expected volatility of 35% and no dividend; and with respect to the October 20, 2005 grant: risk free interest of 4.33%; expected life of five years; expected volatility of 35% and no dividend.

Aggregated Option Exercises in Fiscal Year 2005 and December 31, 2005 Values of Unexercised Stock Options

The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to stock option exercises during 2005 and unexercised options to purchase Millipore Common Stock granted in 2005 and prior years under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 Stock Option Plan).

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/05 Exerciseable/ Unexercisable	Value of Unexercised In the Money Options at 12/31/05 (1) Exerciseable/ Unexercisable
Martin D. Madaus	0	$0	0/150,000	$0/2,434,500
Kathleen B. Allen	0	$0	245,218/55,000	$5,184,894/1,456,000
Dominique F. Baly	0	$0	218,858/55,000	$4,129,023/1,456,000
Jean-Paul Mangeolle	0	$0	83,665/55,055	$2,119,248/1,257,181
Peter C. Kershaw	0	$0	62,500/17,500	$935,350/303,100

(1)	Measured by the difference between the closing market value of Millipore Common Stock on December 31, 2005 ($66.04), and the exercise price of the option (prior to the payment of taxes).

Pension Plans

The table below shows the estimated annual benefits payable in 2005 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

	Estimated Annual Minimum Retirement Benefits for Indicated Years of Credited Service
Average Earnings During Five Highest Consecutive Years in Fifteen Years Prior To Retirement	15	20	25	30 (and more than 30) (1)
$ 300,000	61,791	82,387	102,984	123,581
$ 350,000	72,666	96,887	121,109	145,331
$ 400,000	83,541	111,387	139,234	167,081
$ 450,000	94,416	125,887	157,359	188,831
$ 500,000	105,291	140,387	175,484	210,581
$ 550,000	116,166	154,887	193,609	232,331
$ 600,000	127,041	169,387	211,734	254,081
$ 650,000	137,916	183,887	229,859	275,831
$ 700,000	148,791	198,387	247,984	297,581
$ 750,000	159,666	212,887	266,109	319,331
$ 800,000	170,541	227,387	284,234	341,081
$ 850,000	181,416	241,887	302,359	362,831
$ 900,000	192,291	256,387	320,484	384,581
$ 950,000	203,166	270,887	338,609	406,331
$1,000,000	214,041	285,387	356,734	428,081
$1,050,000	224,916	299,887	374,859	449,831
$1,100,000	235,791	314,387	392,984	471,581

(1)	There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.

The Retirement Plan for Employees of Millipore Corporation (“Retirement Plan”) is a tax-qualified defined benefit “floor” plan which is designed to coordinate with the benefits available to participants under the Company’s tax-qualified defined contribution profit sharing plan (“Participation Plan”) to provide certain retirement benefits to eligible employees. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on service and average compensation over the five-year period prior to retirement (which compensation is computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service. The benefits set forth in the Table above represent the minimum level of benefits specified by the Retirement Plan formula (without any offset for the Participation Plan balance).

Millipore also maintains a supplemental non-qualified excess benefit plan (the “Supplemental Plan”), to operate in conjunction with the Company’s tax qualified plans (i.e., Retirement Plan, Participation Plan and Savings (section 401(k) Plan) to provide certain “key” employees (11 persons) with the benefits such employees would otherwise be entitled to receive under the tax-qualified plans except for the limitations and restrictions imposed by the Internal Revenue Code (the “Code”) limiting the amount of retirement benefits and deferred compensation that may be received under the Company’s tax-qualified plans. The Supplemental Retirement and Participation Plans provide these employees with benefits equal to the benefits such employees would be entitled to receive under the terms of the tax-qualified Retirement and Participation Plans (see above) if the benefits payable from those plans were not limited by the provisions of the Code. The Supplemental Savings Plan allows for supplemental salary deferrals and employer “matching” contributions to those deferrals and contributions made under the tax-qualified savings plan investment options (including a “mirror image” Millipore Common Stock fund). Participant accounts in the “mirror image” stock fund are credited with deferred compensation stock units (in lieu of shares of Millipore Common Stock) on the last business day of each month, based on the average closing price of Millipore Common Stock during that month. Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not effect an intraplan transfer of Millipore Common Stock (including deferred compensation stock units) more than once in any six month period. In the event of a Participant’s termination of employment, distributions from the Supplemental Plan are made on the same basis as under the tax-qualified plans.

Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 2005 full years of credited service under the Retirement Plan for certain officers were: Dr. Madaus – 1 year; Ms. Allen – 22 years; Mr. Baly – 17 years; Mr. Mangeolle, 7 yrs. and Mr. Kershaw, 1 yr.

Executive Termination Agreements and Severance Agreements

In 2003 the Board of Directors determined that it was in Millipore’s best interest to enter into modified Executive Termination (change of control) Agreements and new Officer Severance Agreements (collectively, “Agreements”). The Company has entered into Agreements with Dr. Madaus, Ms. Allen, Mr. Baly, Mr. Mangeolle and Mr. Kershaw as well as five other executive officers.

Executive Termination Agreements

The Executive Termination Agreements supersede the previous executive termination agreements which have been terminated. The Executive Termination Agreement provides that if an impending change of control (as defined in the Executive Termination Agreement) occurs, the executive agrees to remain employed by the Company through the period ending 180 days following the occurrence of any change of control (as defined in the Executive Termination Agreement) or, if earlier, the date on which the Board determines that there is no longer any threat or likelihood of a change of control. No benefits are payable under the Agreement unless a change of control occurs.

The Executive Termination Agreement provides that in the event of the executive’s termination of employment within two years following a change of control, unless such termination is by the Company for cause or due to the executive’s disability, by reason of the executive’s death, or by the executive without good reason (each as defined in the Executive Termination Agreement), the executive is entitled to the following payments and benefits:

•    a lump sum severance amount equal to 2.99 (2.00, in the case of all officers other than the Chief Executive Officer) times the sum of (1) the highest base salary payable during the three-year period ending on the date of termination of employment, plus (2) the greater of (a) the highest actual bonus earned in respect of the three most recently completed years prior to termination of employment and (b) the target annual bonus for the year in which the termination of employment occurs;

•    a pro-rata target annual bonus for the year in which termination of employment occurs;

•    continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family for a period of three years (two years for all officers other than the Chief Executive Officer), or, if earlier, until the date that the executive receives from another employer not less favorable benefits; and

•    a supplemental retirement payment to provide the executive with an aggregate Company-provided pension benefit in an amount that would have been payable under the Company’s qualified and nonqualified pension plans and programs if (1) the executive’s compensation were equal to the compensation used to determine the executive’s lump sum severance payment set forth above, (2) the executive were credited with 2.5 times the actual number of years of service, with a minimum of ten years of such credited service for purposes of determining both vesting and benefit amounts and (3) the executive were to receive the benefit of any subsidized early retirement provisions regardless of the executive’s actual age at termination of employment. The termination by the executive of his or her employment for any reason or no reason at the conclusion of the 180-day period following the occurrence of a change of control will be treated as a termination of employment with good reason.

The Executive Termination Agreement provides that upon a change of control, all outstanding stock options become fully vested and immediately exercisable (and each option shall remain fully exercisable until its originally scheduled expiration date) and all restrictions on restricted stock shall lapse. In addition, the executive receives a full gross-up payment for any excise tax imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to such excise tax, such that the executive is placed in the same after-tax position as he would have been in had no excise tax been imposed. If the executive is employed by the Company as of the change of control (or terminates employment prior to the change of control for good reason), the Executive Termination Agreement provides that the executive will have the right, during the 90 days period following the change of control, to sell to the Company all shares of Company common stock owned by him at the time of, or acquired by him within 90 days after, a change of control. The purchase price to be paid by the Company shall be the highest price paid for shares of Company common stock by the party effecting the change of control, within 90 days prior to the date of exercise of the put right.

Officer Severance Agreements

The Officer Severance Agreements provide the executives with certain severance benefits in the event of a termination of employment in the absence of a change of control. An officer cannot receive duplicate benefits under both the Executive Termination Agreement and the Officer Severance Agreement. In the event of the executive’s termination of employment by the Company other than for cause and other than due to the executive’s death or disability, the executive is entitled to the following payments and benefits:

•    an amount equal to 2.00 (in the case of all officers other than the Chief Executive Officer, the severance multiple will be the sum (but not more than 2.00) of (1) one plus (2) the quotient obtained by dividing the number of the executive’s full years of service as of the date of termination of employment by 12) times the sum of (a) the current base salary and (b) the annual target bonus for the year in which termination of employment occurs, paid in substantially equal installments over the severance period (measured in the number of years and/or fractions thereof equal to the executive’s severance multiple), provided that if the executive becomes employed by another employer prior to the expiration of the severance period, then in lieu of receiving any future installment payments the executive will receive a lump sum payment of 50% of the aggregate then remaining unpaid installments;

•    a pro-rata target annual bonus for the year in which termination of employment occurs;

•    continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family as made available to the Company’s active employees for a period of two years (in the case of all officers other than the Chief Executive Officer, the period will be the same as the severance multiple, expressed in full and partial years), or, if earlier, until the date that the executive receives from another employer not less favorable benefits;

•    50% of the executive’s then outstanding unvested stock options and 50% of the executive’s then outstanding shares of restricted stock (and 50% of any other then outstanding unvested equity-based awards) shall vest and any restrictions on such restricted stock shall lapse, and, in the case of stock options, become exercisable as of the date of termination of employment (and remain exercisable for up to six months thereafter) but in no event later than the originally scheduled expiration date of the stock option; and

•    outplacement services for the duration of the severance period. No benefits are payable under the Officer Severance Agreement in the event the executive’s employment is terminated by reason of his voluntary resignation, death or disability or by the Company for cause. No benefits will be payable under the Officer Severance Agreement unless the executive first executes a waiver and general release in favor of the Company relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of such employment.

Pursuant to the Officer Severance Agreement, for the duration of the severance period, each executive agrees to customary covenants relating to noncompetition, nonsolicitation and nonhiring, provided that the executive is not bound by these covenants unless he or she is entitled to receive severance benefits under the Officer Severance Agreement, and provided further that these covenants do not apply if the executive is entitled to receive severance payments and benefits under the Executive Termination Agreement. Each executive also agrees to a customary nondisclosure covenant.

Certain Relationships and Related Transactions

Melvin D. Booth, a Director of Millipore since June 2004, was President and Chief Operating Office of MedImmune, Inc. prior to joining Millipore. Mr. Booth retired as a Director of MedImmune, Inc. in March 2005. During 2005, MedImmune purchased an aggregate of $1.7 million of products from Millipore and its subsidiaries. The relationship between Millipore and MedImmune predates Mr. Booth’s election as a Director. During 2005, Bayer AG (including Bayer Healthcare LLC), Enzon Pharmaceuticals, Inc. and ISTA Pharmaceuticals, Inc. purchased a total of $4.2 million, $408,000 and $16,000, respectively, of products from Millipore and its subsidiaries. Rolf A. Classon, a Director of Millipore since December 2005, retired as Chairman and President of Bayer Healthcare LLC in July 2004. He is currently a member of the Supervisory Board of Bayer Healthcare AG and is a Director of Enzon Pharmaceuticals, Inc. and ISTA Pharmaceuticals, Inc. The relationship between Millipore and Bayer, Enzon Pharmaceuticals, Inc. and ISTA Pharmaceuticals, Inc. predates Mr. Classon’s election as a Director. During 2005, Merck & Co., Inc. purchased an aggregate of $13.4 million of products from Millipore and its subsidiaries. Dr. Edward M. Scolnick, a Director of Millipore since December 2001, was, until December 2002, Executive Vice President, Science & Technology, Merck & Co., Inc. and President of Merck Research Laboratories. Dr. Scolnick retired from Merck Research Laboratories in September 2004. The relationship between Millipore and Merck & Co., Inc. predates by many years Dr. Scolnick’s election as a Director. None of these relationships affect the “independence” of these directors under applicable regulations of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards applicable to corporate governance.

During 2005, Millipore expended approximately $257,000 for hotel accommodations and business functions at one or more hotels located in close proximity to its wholly-owned subsidiary Millipore SAS in Molsheim, France. These hotels are owned by a brother of Dominique F. Baly, a Vice President of Millipore.

Ownership of Millipore Common Stock

Management Ownership of Millipore Common Stock

The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group on March 3, 2006. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

Name of Beneficial Owner	Amount and Nature of Shares Beneficially Owned (1)		% of Class
Kathleen B. Allen	231,706.5		*
Dominique F. Baly	205,065.1		*
Daniel Bellus	15,144.8		*
Robert C. Bishop	26,749.2		*
Melvin D. Booth	5,625		*
Rolf A. Classon	0		*
Maureen A. Hendricks	26,186.5		*
Mark Hoffman	40,726.1		*
Peter C. Kershaw	45,168.2		*
Martin D. Madaus	46,071		*
Jean-Paul Mangeolle	51,467		*
John F. Reno	27,320.1		*
Edward M. Scolnick	12,409.7		*
Karen E. Welke	8,000		*
All Directors and Executive Officers as a Group (19 persons including those listed above)	1,191,089.2	(2)

*	None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1)

Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors (and the predecessor 1989 Plan), which the following non-employee directors have the right to acquire within 60 days of March 3, 2006: Mr. Reno, 18,310 shares; Mr. Hoffman, 20,572 shares; Mrs. Hendricks, 18,310 shares; Dr. Bishop, 20,572 shares; Dr. Bellus, 14,423 shares; Dr. Scolnick, 11,524 shares; Ms. Welke, 5,000 shares; and Mr. Booth, 5,000 shares; (ii) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans) which the following executive officers have the right to acquire within 60 days of March 3, 2006: Dr. Madaus, 37,500 shares; Ms. Allen, 223,090 shares; Mr. Baly, 192,436 shares; Mr. Mangeolle, 48,665 shares; and Mr. Kershaw, 45,000 shares. Included in the shares listed as beneficially owned are deferred compensation phantom stock units (“Purchased Units”) credited to the accounts of the following non-employee directors: Dr. Bellus, 721.80 units; Dr. Bishop, 4,677.17 units; Mrs. Hendricks, 6,376.46 units; Mr. Hoffman, 2,887.8 units; Mr. Reno, 9,010.11 units and Dr. Scolnick, 885.67 units. Prior to June 2002 non-employee directors could elect to defer all or any portion of their fees into Purchased Units (based upon 100% of the fair market value of Millipore Common Stock on the conversion dates specified in the agreements as well as purchased units equivalent to dividends declared on Millipore stock prior to June 2002). Purchased Units are payable only in cash upon the Director’s retirement or earlier termination of service from the Board of Non-employee directors or in the event of a merger, consolidation, statutory share exchange, sale of assets or other corporate transaction. The Board of Directors voted to discontinue the deferral of non-employee directors’ fees into Purchased Units in June 2002.

(2)	Includes 1,073,661 shares subject to acquisition by non-employee Directors and Officers within 60 days of March 3, 2006 (“Record Date”) through the exercise of stock options. The foregoing aggregate figure represents approximately 2.2% of the issued and outstanding stock on the Record Date (approximately 53,200,0000 shares), adjusted to include the number of options exercisable within 60 days of the Record Date for each beneficial owner whose ownership is being reported.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Millipore’s Non-employee directors and Officers and persons who own more than 10 percent of Millipore’s Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. All of these filing requirements were satisfied. Millipore has relied solely on written representations of its Non-employee directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

Other Principal Holders of Millipore Common Stock

As of March 3, 2006 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore’s only class of voting securities.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
PRIMECAP Management Company	6,552,869	(1)	12.58%
225 South Lake Avenue, Ste. 400
Pasadena, CA 91101

FIDELITY MANAGEMENT & RESEARCH CO.	7,813,257	(2)	15.00%
(FMR Corp.)
82 Devonshire Street
Boston, MA 02109

MASSACHUSETTS FINANCIAL SERVICES COMPANY	3,990,000	(3)	7.70%
500 Boylston Street – 15th Floor
Boston, MA 02116

(1)

Of the shares reported as beneficially owned by PRIMECAP Management Company, a registered investment company, it has sole power to vote or direct the vote of 1,533,419 of such shares and sole power to dispose of or to direct the disposition of all of such shares. Of the total number of shares reported by PRIMECAP MANAGEMENT, VANGUARD CHESTER FUNDS – VANGUARD PRIMECAP FUND of Malvern PA reports as beneficially owned 2,820,000 shares over which it has sole power to vote or direct the vote of such shares.

(2)	Of the shares reported as beneficially owned by FMR Corp., including certain of its wholly-owned subsidiaries, FMR Corp. has sole power to vote or to direct the vote of 336,087 of such shares, and sole power to dispose of or to direct the disposition of all of such shares. Fidelity Management & Research Company (“Fidelity), is a wholly-owned subsidiary of FMR Corp. and a registered investment adviser under the Investment Advisers Act. Fidelity is the beneficial owner of 7,551,770 shares (14.5%) of Millipore as a result of acting as an investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 4,380,000 shares (8.41%) of the Company’s Common Stock. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of 7,551, 000 shares owned by the Funds.

(3)	Of the shares reported as beneficially owned by MASSACHUSETTS FINANCIAL SERVICES COMPANY, it has sole voting power with respect to 3,965,150 of such shares and sole dispositive power with respect to all of such shares.

The foregoing is based upon information received from the above beneficial owners as well as Schedule 13G reports filed with the Securities and Exchange Commission in February 2006.

ADOPTION OF AMENDMENTS TO THE

MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN

Millipore has long believed that it is in the best interests of its shareholders to adopt incentive compensation programs which align key employees’ interests with those of shareholders and which also help attract and retain employees and others who are in a position to make substantial contributions to the successful conduct of Millipore’s business and affairs. To this end, Millipore has maintained in effect the 1999 Stock Incentive Plan (the “1999 Plan”) whereby these goals are achieved through incentive compensation awards, including awards of stock options, restricted stock, stock appreciation rights (“SARs”) and stock units (including restricted stock units).

In addition, Millipore has had in effect since 1989 a stock option plan for non-employee directors to align the interest of the recipient with those of shareholders, and more particularly to enable Millipore to attract and retain as non-employee directors persons of substantial experience and knowledge and to reward non-employee directors for such contributions through ownership of shares of Millipore Common Stock. In 1999 the Board of Directors adopted, and at the Millipore 1999 annual meeting of shareholders, the shareholders approved, the 1999 Stock Option Plan for Non-Employee Directors (the “Director Plan”) to continue to attract and retain non-employee directors who are in a position to make substantial contributions to Millipore’s business.

Under the Director Plan, an aggregate of 250,000 shares of Millipore common stock are reserved for issuance. The Director Plan currently provides for the grant of an option to purchase 5,000 shares of Millipore common stock to an Eligible Director (defined as a Director who is not an employee of Millipore) on the date of his or her first election and the grant of an option to purchase 2,500 shares of Millipore common stock to an Eligible Director at the first Board of Directors meeting following each annual meeting of shareholders, provided such individual is then an Eligible Director. As of March 3, 2006, 118,744 shares remain available for grant under the Director Plan.

The 1999 Plan was amended in 2005 (and approved by shareholders at Millipore’s 2005 Annual Meeting) in order to increase to a maximum of 11,202,458 the number of shares reserved for issuance under the 1999 Plan and to expand the types of awards that the Company may grant under the 1999 Plan to include, in addition to stock options and restricted stock, SARs and stock units (including restricted stock units). Millipore now desires to align the types of awards available to non-employee directors with those available to key employees and other persons under the 1999 Plan by making available to its non-employee directors the expanded types of awards provided for under the 1999 Plan.

In order to align the types of awards available to non-employee directors with those available to key employees and other persons eligible under the 1999 Plan in an administratively efficient manner, the Board of Directors adopted an amendment to the 1999 Plan, subject to shareholder approval at the 2006 Annual Meeting, to permit all non-employee Directors to receive awards under the 1999 Plan and to add to the 1999 Plan the 118,744 shares of Millipore common stock then remaining available for grant under the Director Plan. Following such amendment, Millipore intends to terminate the Director Plan as to any future awards. Accordingly, the amendments to the 1999 Plan will not increase the aggregate number of shares available for grant under the 1999 Plan and the Director Plan and will provide the Company with additional flexibility in making incentive compensation awards by expanding the types of awards that are currently available to non-employee directors under the Director Plan. The Board of Directors will establish terms for automatic annual awards to non-employee directors and for an automatic award upon the initial election of a director, which terms will be subject to change by the Board of Directors from time to time. At the February 2006 meeting the Board of Directors adopted, subject to shareholder approval of the 1999 Plan as proposed to be amended, the following terms for awards of equity compensation to non-employee directors: Each newly elected non-employee director shall be awarded options covering 5,000 shares of Stock and 1,650 restricted stock units on the date of his or her first election. Following the initial grant, each non-employee director shall be awarded options covering 2,500 shares of Stock and 825 restricted stock units, following his or her initial grant and each anniversary thereof, provided such individual is then a non-employee director.

The following is a brief description of certain material features of the 1999 Plan as proposed to be amended, the full text of which appears as Appendix “B” to this proxy statement, and the following summary is qualified in its entirety by reference to Appendix “B”.

Description of the 1999 Plan

The purpose of the 1999 Plan is to advance the interests of the Company and its subsidiaries by enhancing the Company’s ability to (i) attract and retain key employees and other persons (including non-employee directors of the Company) or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries; (ii) reward such persons or entities for such contributions, and (iii) encourage such persons or entities to take into account the long-term interest of the Company through ownership of shares of Millipore common stock. There are approximately 600 employees (including executive officers) who currently participate in the 1999 Plan.

The amendment to the 1999 Plan will become effective on the date of its approval by shareholders and awards may be made under the 1999 Plan until April 22, 2009, when the 1999 Plan will terminate. The maximum number of shares available for issuance under the 1999 Plan is 11,321,202, of which 118,744 represent new shares for which approval is being sought at the 2006 Annual Meeting. The amendment to the 1999 Plan also expands the class of persons eligible to receive awards under the 1999 Plan to include non-employee directors of the Company. The types of awards that the Company may grant under the 1999 Plan include, in addition to stock options and restricted stock, SARs and stock units (including restricted stock units). The Company may condition the grant or vesting of awards on the satisfaction of performance conditions. Each share issued upon the exercise or disposition of a stock option or settled with respect to a cash-based SAR granted under the 1999 Plan or issued with respect to any other type of award granted prior to April 26, 2005 shall reduce the number of shares available for delivery under the 1999 Plan by One (1). Each share issued under any award not described in the immediately preceding sentence shall reduce the number of shares available for delivery under the 1999 Plan by one and nine-tenths (1.9).

Shares delivered under the 1999 Plan will be authorized but unissued shares of Millipore Common Stock or shares purchased in the open market or otherwise. If any award is canceled, expires or terminates without the issuance of all shares subject thereto, or is exercised or otherwise settled other than by the delivery of shares, the number of shares subject to such award that were not issued with respect to such award will not be treated as issued under the 1999 Plan and will be available for future awards. Shares of restricted stock forfeited to the Company prior to vesting in accordance with the 1999 Plan and the terms of the particular award shall be available again for awards under the 1999 Plan. Any awards settled in cash will not be counted against the maximum share reserve under the 1999 Plan. Any shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or payment of an award will not be returned to the number of shares available for issuance under the 1999 Plan.

The maximum number of shares for which options or SARs may be awarded to any participant in any calendar year under the 1999 Plan shall be, in the case of each such type of award, 1,000,000. The maximum aggregate number of shares of stock subject to other awards granted to any participant in any calendar year shall be 1,000,000.

The 1999 Plan is designed to meet the requirements for treating stock options, SARs and other performance-based awards as “performance based compensation” exempt from the deduction limitation of Section 162(m) of the Internal Revenue Code (the “Code”).

Eligibility.    Awards may be made to key employees of the Company and its subsidiaries and other persons (including non-employee directors of the Company) or entities who, in the opinion of the Management Development and Compensation Committee (the “Committee”) or the Board of Directors in the case of awards to non-employee directors, are in a position to make a significant contribution to the success of the Company or its subsidiaries. In the past, the criteria for selecting employees eligible to receive options to purchase shares and/or restricted stock have typically included compensation guidelines as well as subjective factors. In addition, it is anticipated that the Board of Directors will establish terms for automatic annual awards to non-employee directors and for an automatic award upon the initial election of a director, which terms will be subject to change by the Board of Directors from time to time.

Terms and Conditions of Awards

Stock Options.    The 1999 Plan provides for the grant of options to purchase shares of Company common stock that are intended to qualify as incentive stock options (“ISOs”) under the Code, as well as “non-qualified” options which are not intended to so qualify. ISOs may be awarded only to employees. The exercise price of any stock option granted under the 1999 Plan shall be determined by the Committee (or the Board of Directors in the case of awards to non-employee directors) but may not be less than 100% of the Fair Market Value of Millipore common stock or, if greater, in the case of an original issue of authorized stock, par value. “Fair Market Value” shall mean the closing price of Millipore common stock on the New York Stock Exchange on the day prior to the date of the grant (based on The Wall Street Journal report of composite transactions) or, if the New York Stock Exchange was closed on the day prior to the date of grant, the next preceding day on which it was open or, if Millipore common stock is no longer listed on such Exchange, such term shall have the meaning provided by the terms of the 1999 Plan. The Fair Market Value of Millipore common stock on March 3, 2006 was $68.62 per share. The Committee (or the Board of Directors in the case of awards to non-employee directors) will determine the vesting requirements and the other terms of an option. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee (or the Board of Directors in the case of awards to non-employee directors) or both. The Committee (or the Board of Directors in the case of awards to non-employee directors) may accelerate the vesting of options at any time. Generally, all options will terminate after a specified period, not to exceed ten years.

Stock Appreciation Rights.    A stock appreciation right (which we refer to as a SAR) entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Millipore common stock on the date of settlement over the exercise price of the right, multiplied by the applicable number of shares of Millipore common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The exercise price may not be less than the Fair Market Value of a share of Millipore common stock on the date of grant. The Committee (or the Board of Directors in the case of awards to non-employee directors) will determine the vesting requirements and the payment and other terms of a SAR. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee (or the Board of Directors in the case of awards to non-employee directors) or both. The Committee (or the Board of Directors in the case of awards to non-employee directors) may accelerate the vesting of SARs at any time. Generally, all SARs will terminate after a specified period, not to exceed ten years. SARs may be payable in cash or in shares of Millipore common stock or in a combination of both. The Company has not issued any SARs under any of its currently effective equity compensation plans, and does not currently have any SARs outstanding.

Restricted Stock.    The 1999 Plan permits the grant of awards of Restricted Stock, which is an award consisting of the delivery of shares that are subject to the requirement that they be forfeited or offered for sale to the Company at a specified price if the restrictions or conditions specified with respect to the award are not satisfied. Restricted Stock may be awarded for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Committee (or the Board of Directors in the case of awards to non-employee directors). Generally, awards of Restricted Stock are subject to restrictions on transfer and subject to forfeiture unless specified conditions are met, such as continued service of the participant for specified time periods or the attainment of specified business performance goals established by the Committee (or the Board of Directors in the case of awards to non-employee directors) or both. Subject to such restrictions, conditions and forfeiture provisions, any recipient of an award of Restricted Stock will have all the rights of a stockholder of the Company with respect to the Restricted Stock received, including the right to vote the shares and to receive dividends thereon.

Stock Units.    An award of stock units provides the participant the right to receive a payment based on the value of a share of Millipore common stock. Stock units may include restricted stock units, which are subject to such restrictions and conditions, including vesting requirements, as the Committee (or the Board of Directors in the case of awards to non-employee directors) may determine. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified performance goals established by the Committee (or the Board of Directors in the case of awards to non-employee directors) or both. A stock unit award may also be granted on a fully vested basis, with a deferred payment date. Stock unit awards are payable in cash or in shares of Millipore common stock or in a combination of both. Stock units may also be granted together with related dividend equivalent rights. As of February 1, 2006, the Company has issued 9,975 restricted stock units under the 1999 Plan.

Vesting and Exercise of Awards

The period within which each option or SAR may be exercised cannot exceed ten years from the date of grant. Options and SARs are exercisable in full or in installments as determined by the Committee (or the Board of Directors in the case of awards to non-employee directors). The Committee (or the Board of Non-employee directors in the case of awards to non-employee directors) may accelerate the time at which all or any part of an option or SAR may be exercised. Unless otherwise agreed to by the Committee (or the Board of Directors in the case of awards to non-employee directors), or as may otherwise be provided by the 1999 Plan, options and SARs expire ninety days after termination of employment except the 1999 Plan provides, with the approval of the Committee (or the Board of Directors in the case of awards to non-employee directors) for vesting and ability to exercise stock options and SARs previously granted for a fixed period of time after retirement (after a certain age and with certain years of service) from the Company. Payment of the exercise price of any option or SAR must be made in full at the time of exercise. Such payment must be in cash or in such other form, including without limitation, the delivery of shares, as the Committee (or the Board of Directors in the case of awards to non-employee directors) may approve.

The Committee (or the Board of Directors in the case of awards to non-employee directors) may accelerate the time at which all or any part of a restricted stock award or stock unit award vests. Unless otherwise agreed to by the Committee (or the Board of Directors in the case of awards to non-employee directors), or as may otherwise be provided by the 1999 Plan, unvested restricted stock awards and stock unit awards shall be forfeited, terminate and expire upon termination of employment, except the 1999 Plan provides for vesting of unvested restricted stock unit awards upon retirement (after a certain age and with certain years of service) from the Company in the case of employee participants. Except as otherwise determined by the Committee (or the Board of Directors in the case of awards to non-employee Directors), any shares subject to a stock unit award that is vested at the time of an employee’s termination of employment shall be delivered at the same time as they would have been delivered had the participant remained an employee.

Awards Conditioned on Performance

All awards under the 1999 Plan may be conditioned on performance criteria determined by the Committee (or the Board of Directors in the case of awards to non-employee directors). In the case of a Restricted Stock award or a Stock Unit award, the grant or vesting of which is based on performance, that is intended to qualify for the performance-based compensation exception to the deduction limitation under Section 162(m) of the Code, the applicable performance criteria must be established by the Committee (or the Board of Directors in the case of awards to non-employee directors), in general, within the first 90 days of the performance period and must consist of objectively determinable measures of performance relating to any or any combination of the following (measured absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographic basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A performance criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or the avoidance of loss. To the extent consistent with Section 162(m) of the Code, the Committee (or the Board of Directors in the case of awards to non-employee directors) may provide in the case of any award intended to qualify for the performance-based compensation exception under Section 162(m) that one or more of the performance criteria applicable to the award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period.

Administration of the 1999 Plan

The 1999 Plan is administered by the Committee, the members of which are all “independent directors” for purposes of the New York Stock Exchange listing requirements, “outside directors” within the meaning of Section 162(m) of the Code, and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the Board of Directors will administer the Plan insofar as it relates to awards to non-employee Directors of the Company, including the members of the Committee. Subject to the terms of the 1999 Plan, the Committee (or the Board of Directors in the case of awards to non-employee directors) has the authority to select recipients of awards, determine the size and type of awards to be made and determine the terms, conditions and limitations on which awards are made, including amendment of the terms and conditions of stock options previously granted. The Committee (or the Board of Directors in the case of awards to non-employee directors) has the discretionary authority to interpret the 1999 Plan, to prescribe, amend and rescind rules and regulations relating to the 1999 Plan, and to make all other determinations necessary or advisable for the administration of the 1999 Plan. The Committee may delegate to senior officers of the Company who may also be directors of the Company certain duties under the 1999 Plan (other than in respect of any awards to non-employee directors), except that only the Committee may designate and make grants to employees (i) who are subject to Section 16 of the Exchange Act, or (ii) whose compensation is covered by Section 162(m) of the Code.

General Provisions Applicable to All Awards

No awards made under the 1999 Plan may be assigned, pledged or transferred by a recipient other than by will or by the laws of descent and distribution except that upon such conditions as may be approved by the Board of Directors, employees may gift stock options, other than ISOs, to immediate family members or family trusts.

Special rules apply to awards under the 1999 Plan in the event of a “Change of Control” (as defined in the 1999 Plan). Under the 1999 Plan, immediately prior to a Change of Control or at such earlier time as the Committee (or the Board of Directors in the case of awards to non-employee directors) may determine, each outstanding stock option and SAR shall become fully vested and immediately exercisable, each outstanding share of restricted stock and each outstanding restricted stock unit shall immediately become free of all restrictions and conditions, and the stock subject to each stock unit shall be immediately delivered to the holder thereof.

In the event of a consolidation, merger or similar transaction or series of transactions in which the Company is not the surviving corporation or in which the Company is acquired, any sale or transfer of all or substantially all of the Company’s assets, or a dissolution or liquidation of the Company, in each case other than any such transaction that qualifies as a Change of Control under the 1999 Plan, the Committee (or the Board of Directors in the case of awards to non-employee directors) may, by vote of a majority of the members of the Committee (or the Board of Directors in the case of awards to non-employee directors) who are Incumbent Directors (as defined in the 1999 Plan), make such provision for outstanding awards (including the termination of such awards, the assumption or awards, or the substitution of replacement awards) as it deems appropriate.

The Committee (or the Board of Directors in the case of awards to non-employee directors) is required to make such adjustments to outstanding awards and to the various share limits set forth in the 1999 Plan as it determines to be appropriate to reflect stock dividends, stock splits and similar events, other than normal cash dividends. The Committee (or the Board of Directors in the case of awards to non-employee directors) may also make adjustments to reflect material changes in the law or in accounting practices or principles, mergers, consolidations, dispositions or similar corporate transactions, or any other event, if the Committee (or the Board of Directors in the case of awards to non-employee directors) determines that adjustments are appropriate to avoid distortion in the operation of the 1999 Plan. The Committee (or the Board of Directors in the case of awards to non-employee directors) may at any time discontinue granting awards under the 1999 Plan. The Board of Directors may at any time and from time to time and in any respect amend, modify or terminate the 1999 Plan. No amendment or modification of the 1999 Plan will adversely affect any outstanding award without the consent of the participant or the permitted transferee of the award.

Some awards (for example, stock unit awards) may involve “deferred compensation” subject to Section 409A of the Code. To the extent deferred compensation is involved, it is intended that awards under the 1999 Plan will satisfy the requirements of Section 409A of the Code. A post-October 3, 2004 amendment to the 1999 Plan or to an outstanding award shall not be effective without the consent of the holder of the affected award if it would cause any award-related deferred compensation not otherwise subject to Section 409A of the Code to become subject to that Code provision. Also, notwithstanding the general rules applicable to plan amendments, the Committee (or the Board of Directors in the case of awards to non-employee directors) has the authority under the 1999 Plan, without participant consent, to make amendments to the 1999 Plan needed to avoid disqualification under Section 409A of the Code of any award-related deferred compensation.

Certain Federal Tax Aspects of the 1999 Plan

The following summarizes the federal income tax treatment associated with stock options awarded under the 1999 Plan. The summary is based on the law as in effect on February 1, 2006. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options.    Neither the grant nor the exercise of an ISO results in taxable income for regular income tax purposes. However, the amount by which the fair market value of the shares purchased upon exercise of an ISO exceeds the ISO option price will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an ISO within two years from the date of grant of the ISO or within one year after the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss will be treated for tax purposes as a long-term capital gain or loss and (b) no deduction will be allowed to the Company for federal income tax purposes.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”) generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) a corresponding deduction will be available to the Company. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise will eliminate the alternative minimum tax effect of the ISO exercise.

Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering shares of Millipore common stock, or if the shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of ISOs or the disposition of shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for non-qualified stock options, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as non-qualified stock options (not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-Qualified Stock Options.    A non-qualified stock option (that is, a stock option that does not qualify as an ISO) results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising a non-qualified stock option will, at that time, realize taxable compensation equal to the excess, if any, of the then fair market value of the shares over the option price. If the non-qualified stock option was granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. A corresponding deduction will be available to the Company. The foregoing summary assumes that the shares acquired upon exercise of a non-qualified option are not subject to a substantial risk of forfeiture.

Section 162(m).    Subject to a number of exceptions and special rules, Section 162(m) of the Code limits to $1,000,000 the deduction that a public corporation may claim for compensation paid in any year to its chief executive officer or any of the other top four executive officers required to be named in the Summary Compensation Table, ranked by pay. Certain performance-based awards under plans approved by shareholders are not subject to the deduction limit. Stock options awarded under the 1999 Plan are intended to be eligible for this performance-based exception.

Section 409A.    Section 409A of the Code, enacted in late 2004, imposes new rules on nonqualified deferred compensation. Failure to satisfy the new rules results in acceleration of taxability, an additional tax equal to 20% of the deferred amount, and a possible interest charge. The new rules apply, in general, to compensation deferred after December 31, 2004 and to earlier deferrals that vest after December 31, 2004. Under interim guidance issued by the Internal Revenue Service, stock options granted with an option price that is not less than the fair market value of the underlying stock on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options awarded under the 1999 Plan are intended to be eligible for this exception.

Reasons for the Adoption of the Amendments to the 1999 Plan

Management recommends voting in favor of the amendments to the 1999 Plan because the amendments provide a flexible and easily administered means by which the Company may grant equity-based compensation to its employees and others who can make a significant contribution to the Company, including its non-employee directors. The amendments to the 1999 Plan will not increase the aggregate number of shares available for grant under the 1999 Plan and the Director Plan and will provide the Company with additional flexibility in making incentive compensation awards by expanding the types of awards that are currently available to non-employee directors under the Director Plan. If the amendments to the 1999 Plan are not approved, the Director Plan will remain in effect and Eligible Directors (as defined therein) will continue to receive awards under the Director Plan. In such case, the goal of aligning the type of equity-based awards available for grant to non-employee directors and to the Company’s employees and others will not be achieved, and the Company will be at a significant disadvantage vis-a-vis its competitors and others in attracting and retaining talented and qualified non-employee directors.

A favorable vote by shareholders who hold at least a majority of the shares of Millipore common stock present or represented by proxy at the Annual Meeting and voting thereon is required for the approval of the amendments to the Millipore Corporation 1999 Stock Incentive Plan.

The Board of Directors recommends a vote FOR adoption of the amendments to the Millipore Corporation 1999 Stock Incentive Plan.

New Plan Benefits Table – 1999 Stock Incentive Plan – Executive Officers and Employees

Future benefits under the 1999 Plan are not currently determinable. No stock options were awarded to executive officers in 2005 other than awards of options to purchase 150,000 shares of Millipore Common Stock and 13,500 shares of Millipore Common Stock granted to Dr. Madaus and Mr. Mangeolle, respectively. (See “Stock Options Granted in 2005”) No shares of Restricted Stock or Restricted Stock Units were awarded in 2005 to the executive officers, other than awards of 7,756 shares of Restricted Stock and 6,000 Restricted Stock Units to Dr. Madaus and Mr. Mangeolle, respectively. The table below sets forth awards of equity compensation made in February 2006 to the executive officers named in the Summary Compensation Table (other than to Mr. Mangeolle who received awards of equity incentive compensation in October 2005); to all current executive officers as a group; and to all employees (excluding executive officers) as a group.

Name and Position	No. of Shares Underlying Stock Options	No. of Restricted Stock Units (RSUs)	Exercise Price of Stock Options/ Fair Market Value of RSUs ($/share)

Martin D. Madaus Chairman, President and Chief Executive Officer	50,000	16,667	$66.79

Kathleen B. Allen Vice President and Chief Financial Officer	17,411	5,804	$66.79

Dominique F. Baly Vice President	13,393	4,465	$66.79

Jean-Paul Mangeolle Vice President	0	0	0

Peter C. Kershaw Vice President	14,286	4,762	$66.79

All current executive officers as a group (10 persons)	151,181	51,064	$66.79

All employees (excluding executive officers) as a group (approximately 590 persons)	62,700	204,605	$66.79

New Plan Benefits – Millipore Corporation 1999 Stock Incentive Plan – Non-Employee Directors

Future benefits to be awarded to non-employee directors under the proposed amendment to the 1999 Stock Incentive Plan, being submitted to Millipore’s shareholders for approval at the 2006 Annual Meeting, are not currently determinable. If the proposed amendment to the 1999 Plan, expanding the types of equity incentives that may be awarded to non-employee directors, had been in effect during the period January 1, 2005-December 31, 2005, the following table sets forth the awards that would have been received by non-employee directors, based on a formula adopted by the Board of Directors, subject to shareholder approval of the amendment to the 1999 Plan. The awards of stock options and restricted stock units set forth below would have been in lieu of awards of stock options to non-employee directors (other than Mr. Classon) in April 2005 and an award to Dr. Scolnick in December 2005 under the terms of the “1999 Stock Option Plan for Non-Employee Directors” (the “Director Plan”). Dr. Madaus is not eligible to receive awards of equity compensation under the Director Plan or under the proposed amendment to the 1999 Plan permitting awards of equity incentive compensation to non-employee directors.

Name	No. of Shares Underlying Stock Options	No. of Restricted Stock Units (RSUs)	Exercise Price of Stock Options/ Value of RSUs ($/share)(1)
Daniel Bellus	2,500	825	$47.10
Robert C. Bishop	2,500	825	$47.10
Melvin D. Booth	2,500	825	$47.10
Rolf A. Classon	5,000	1,650	$64.68
Maureen A. Hendricks	2,500	825	$47.10
Mark Hoffman	2,500	825	$47.10
Martin D. Madaus	0	0	0
John F. Reno	2,500	825	$47.10
Edward M. Scolnick	2,500	825	$47.10
Karen E. Welke	2,500	825	$47.10

All current non-employee directors as a group (9 persons)	25,000	8,250	$50.62	*

(1)	Based on the fair market value of Millipore Common Stock at the time of grant.

*	weighted average exercise price/share

Equity Compensation Plan Benefit Information

The following table shows, as to the Company’s equity compensation plans in effect on December 31, 2005: (i) the number of securities to be issued upon exercise of outstanding stock options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for Non-Employee Non-employee directors; (ii) the weighted-average exercise price per share of outstanding options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for Non-Employee Non-employee directors and (iii) the total shares remaining available for future issuance under the Millipore Corporation 1999 Stock Incentive Plan; the Millipore Corporation 1999 Stock Option Plan for Non-Employee Non-employee directors and the Millipore Corporation Employees Stock Purchase Plan.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (1)
Equity compensation plans approved by Shareholders	4,674,198	$44.46	4,783,611
Equity compensation plans not approved by Shareholders	0	0	0

(1)	Included in the shares listed in column (c) are 816,033 shares available for future issuance under the Millipore Corporation Employees Stock Purchase Plan. At its meeting in December 2004, the Board of Directors voted to terminate the Stock Purchase Plan effective immediately following the purchase of shares for the Stock Purchase Plan quarter ending February 2005.

ACCOUNTANTS

Since 1970, PricewaterhouseCoopers, L.L.P., or its predecessor independent public accountants, has reported on Millipore’s annual financial statements, based on the recommendation of the Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee has selected PricewaterhouseCoopers, L.L.P as Millipore’s independent public accountants for fiscal 2006 and has also reviewed and approved the scope and nature of the services to be performed for Millipore by that firm. Representatives of PricewaterhouseCoopers, L.L.P. are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate shareholder questions. See “Management and Election of Directors” and “Report of Audit and Finance Committee” for names of those Directors comprising the Audit and Finance Committee.

Millipore’s financial statements for 2005 were examined and reported upon by PricewaterhouseCoopers, L.L.P. In connection with this examination they also reviewed Millipore’s Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore’s retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

OTHER INFORMATION

Millipore’s internet website address is www.millipore.com. Millipore’s corporate governance guidelines, the charter of each of the committees of the Board of Directors, the code of ethics (consisting of the Corporate Compliance Policy, the Employee Code of Conduct and the Rules of Conduct) and the Director Code of Conduct are available in a printable version on the website. A shareholder may also request a printed copy of any of these documents upon request in writing to “General Counsel, Millipore Corporation, 290 Concord Road, Billerica, MA 01821”

SHAREHOLDER PROPOSALS

The deadline for receipt of shareholder proposals for inclusion in Millipore’s 2007 Proxy Statement is November 18, 2006. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention: Jeffrey Rudin, Secretary, Millipore Corporation, on or before the foregoing date.

The deadline for receipt of timely notice of shareholder proposals for submission to the Millipore 2007 Annual Meeting of Shareholders without inclusion in Millipore’s 2006 Proxy Statement is February 1, 2007. Unless such notice is received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention: Jeffrey Rudin, Secretary, Millipore Corporation, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders can communicate directly with the Board of Directors by writing to: Board of Directors, Millipore Corporation, 290 Concord Road, Billerica, MA 01821. Communications can also be sent directly to individual directors by addressing letters to their name c/o Board of Directors at the foregoing address. These communications will be reviewed by the Chairman of the Board, who will determine whether or not the communication will be relayed to the Board or the individual director, as appropriate. A Shareholder wishing to communicate only with the non-management members of the Board of Directors can address the communication to: “Independent Directors, c/o Board of Directors” at the address above. These communications will be handled by the Lead Director who presides at meetings of non-management directors.

FORM 10-K ANNUAL REPORT

Shareholders may obtain without charge a copy of Millipore’s Annual Report on Form 10-K for the year ended December 31, 2005 by writing to Joshua Young, Director, Investor Relations, Millipore Corporation, 290 Concord Road, Billerica, Massachusetts 01821.

OTHER BUSINESS

The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

Millipore Corporation

March 23, 2006

Appendix “A”

Charter of the Audit and Finance Committee

The charter of the Audit and Finance Committee shall be:

A.	General:

1.	The Committee shall be comprised of at least three members all of whom shall be independent directors. A member shall have no relationship to the Corporation that may interfere with the exercise of his/her independence from management and the Corporation. Director’s fees are the only compensation a Committee member may receive from the Corporation. Committee members may not be an affiliated person of the Corporation or any of its subsidiaries.

2.	All members of the Committee shall, in the opinion of the Board, be financially literate and at least one member shall, in the opinion of the Board, have accounting or related financial management expertise. A Committee member may not simultaneously serve on the audit committee of more than three public companies.

3.	The independent auditor for the company shall report directly to and be ultimately accountable to the Committee. The Committee shall have the sole authority and responsibility to select, oversee, evaluate, compensate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

4.	The Committee shall determine policy with respect to the retention of the Corporation’s independent auditor for the performance of non-audit professional services in order to assure that the independence of such auditor will not be impaired by any such engagement. The Committee must approve, in advance, any significant non-audit engagement. In this regard the Committee shall be responsible for ensuring that the independent auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the company and that the Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

5.	The Committee shall oversee (1) the integrity of the company’s financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the company’s internal audit function and independent auditors;

6.	The Committee shall evaluate its own performance annually.

7.	The Committee shall have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its duties.

8.	The Committee shall be appropriately funded by the Corporation so as to be able to carry out its duties under this Charter.

9.	The Committee shall establish compliant procedures as required by Exchange Act Rule 10A-3(b)(3).

B.	Audit Functions:

1.	To report to the Board the annual selection of the independent auditor of the Corporation.

2.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the company. This evaluation shall include a review of the performance of the lead partner on the account.

Before the commencement of the annual examination, discuss in general terms the scope of the examination and the anticipated fees in connection therewith.

Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Also discuss the independent auditor’s “management letter” and/or recommendations with respect to internal controls. Review with the independent auditor any audit problems or difficulties and management’s response. Resolve any disagreements between management and the independent auditor regarding financial reporting.

Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

Review analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

Discuss guidelines and policies appropriate to (1) earnings press releases and (2) financial information and earnings guidance provided to analysts and rating agencies.

As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

Discuss with management its policies with respect to risk assessment and risk management.

Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

Set clear hiring policies for employees or former employees of the independent auditors.

At such times as it deems appropriate, discuss the quality and depth of staffing in the financial and accounting departments and recent and prospective opinions of the accounting principles board and their impact on the Corporation’s financial statements.

Report regularly to the Board of Directors.

3.	To review with the appropriate officers of the Corporation and the independent auditor the Annual Report on Form 10-K and proxy, as well as the Annual Report to Shareholders.

4.	To review with the appropriate officers of the Corporation and the internal auditors the duties and responsibilities of the internal auditing function and approve the plan for the internal audit of the operational procedures of the Corporation.

5.	To review with the appropriate officers, the Corporation’s policy regarding business ethics and the procedures being used to audit its conformity, as well as review the Corporation’s policy and procedures to ensure compliance with law.

6.	The Committee shall issue the report that SEC rules require be included in the annual proxy statement.

C.	Finance Functions:

1.	To review the financial condition of the Corporation so as to be aware of its total financial strategies, resources, strengths, capabilities and staffing.

2.	To review the Corporation’s long-range and short-term cash flow and financial strategies and plans.

3.	To review and make recommendations to the Board with respect to management proposals concerning long and short-term debt financing, acquisitions, investments, dividend actions, plans and programs involving the purchase or redemption of the Corporation’s securities and capital expenditures of a major nature.

Appendix “B”

MILLIPORE CORPORATION

1999 STOCK INCENTIVE PLAN

Amended and Restated April 26, 2006

1.    PURPOSE; HISTORY

The purpose of this 1999 Stock Incentive Plan (as from time to time amended, the “Plan”) is to advance the interests of Millipore Corporation (the “Company”) and its subsidiaries by enhancing the ability of the Company to (i) attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries; (ii) reward such persons or entities for such contributions; and (iii) encourage such persons or entities to take into account the long-term interest of the Company through ownership of shares (“Shares”) of the Company’s common stock (“Stock”). The Plan as set forth herein was most recently amended and restated April 26, 2006 to permit non-employee directors to receive awards of equity incentive compensation under the Plan and to add to the Plan the 118,744 shares of Millipore Common Stock that remain available for grant under the 1999 Stock Option Plan for Non-Employee Directors.

The Plan is intended to accomplish these goals by enabling the Company to grant Stock-based and other incentive awards (“Awards”), including Stock options (“Options”), Stock appreciation rights (“SARs”), restricted Stock (“Restricted Stock”), and Stock units (“Stock Units”), all as more fully described below.

2.    ADMINISTRATION

The Plan will be administered by the Management Development and Compensation Committee of the Board of Directors of the Company (the “Board”) or by such other committee of the Board as the Board may designate (the Management Development and Compensation Committee or such other committee being herein referred to as the “Committee”). The Committee will determine the recipients of Awards, the times at which Awards will be made and the size and type or types of Awards to be made to each recipient and will set forth in such Awards the terms, conditions and limitations applicable to it. Awards may be made singly, in combination or in tandem. The Committee will have full and exclusive discretionary power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions and to make all of the determinations necessary for its administration. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee will exercise its discretion consistent with qualifying the Award for that exception. All determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and binding on all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee or the Board to make adjustments under Section 11 or to amend or terminate the Plan under Section 16. Notwithstanding the above and anything else in this Plan to the contrary, the Board will administer the Plan insofar as it relates to Awards to non-employee directors of the Company and will perform the same functions and have the same authority as described above as they may relate to Awards to non-employee directors of the Company.

3.    EFFECTIVE DATE AND TERM OF PLAN

The Plan as originally adopted became effective on April 22, 1999, the date on which it was approved by the shareholders of the Company. The Plan will terminate on April 22, 2009, subject to earlier termination by the Board pursuant to Section 16. No Award may be granted under the Plan after the termination date of the Plan, but Awards previously granted may extend beyond that date.

4.    SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 11 below, the following Share maximums shall apply in administering the Plan:

(i) The maximum aggregate number of Shares that may be delivered under the Plan shall be 11,321,202.

(ii) The maximum number of Shares for which Options or SARs may be granted to any Participant (as defined in Section 5 below) in any calendar year under the Plan shall be, in the case of each such type of Award, 1,000,000.

(iii) The maximum number of Shares subject to other Awards granted in any calendar year to any Participant under the Plan shall be 1,000,000.

(iv) Each Share issued upon the exercise or disposition of an Option or settled with respect to a cash-based SAR granted under the Plan or issued with respect to any other type of Award granted prior to April 26, 2005 shall reduce the number of Shares available for delivery under the Plan by one (1). Each Share issued under any Award not described in the immediately preceding sentence shall reduce the number of Shares available for delivery under the Plan by one and nine-tenths (1.9).

If any Award is canceled, expires or terminates without the issuance of all Shares subject thereto, or is exercised or otherwise settled other than by the delivery of Shares, the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued hereunder for purposes of reducing the aggregate number of shares available (as determined under (i) and (iv) above) and will be available for future Awards. Shares of Restricted Stock forfeited to the Company prior to vesting in accordance with the Plan and the terms of the particular Award shall be available again for Awards under the Plan.

Stock delivered under the Plan may be either authorized but unissued Stock or shares purchased in the open market or otherwise. No fractional Shares of Stock will be delivered under the Plan and the Committee shall determine the manner in which fractional share value will be treated.

5.    ELIGIBILITY AND PARTICIPATION

Those eligible to receive Awards under the Plan (“Participants”) will be key persons in the employ of the Company or any of its subsidiaries (“Employees”) and other persons (including non-employee directors of the Company) or entities who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries. A “subsidiary” for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

6.    DELEGATION OF AUTHORITY

The Committee may delegate to senior officers of the Company who are also directors of the Company (including, without limitation, the Chief Executive Officer and/or President) its duties under the Plan (except as they relate to Awards to non-employee directors of the Company) subject to such conditions and limitations as the Committee may prescribe, except that only the Committee may designate and make grants to Participants (i) who are subject to Section 16 of the Exchange Act or any successor statute, including, without limitation, decisions on timing, amount and pricing of Awards, or (ii) whose compensation is covered by Section 162(m) of the Code.

7.    OPTIONS AND SARS

a.    Nature of Options.    An Option is an Award entitling the Participant to purchase a specified number of Shares at a specified exercise price. Both “incentive stock options,” as defined in Section 422 of the Code (referred to herein as an “ISO”) and non-incentive stock options may be granted under the Plan. ISOs may be awarded only to Employees.

b.    Nature of SARs.    A SAR is an Award that entitles a Participant to receive a payment (in stock or cash) equal to the Fair Market Value of the SAR at the exercise date minus the exercise price at the time of grant.

c.    Exercise Price.    The exercise price of each Option or SAR shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of a Share at the time of grant; provided, that, in no case shall the exercise price of an Option or SAR be less, in the case of an original issue of authorized Stock, than the par value of a Share. For purposes of this Plan, “Fair Market Value” shall mean, except as provided below, the closing price of a Share of Stock as reported on the New York Stock Exchange on the day prior to the date of the grant (based on The Wall Street Journal report of composite transactions) or, if the New York Stock Exchange was closed on the day prior to the date of grant, the next preceding day on which it was open or, if the Shares are no longer listed on such Exchange, such term shall have the same meaning as it does in the provisions of the Code and the regulations thereunder applicable to ISOs (whether or not the Award in question is an ISO).

d.    Duration of Options and SARs.    In no case shall an Option or SAR be exercisable more than ten years from the date the Option or SAR was granted.

e.    Exercise of Options and Conditions.    Options or SARs will become exercisable at such time or times, and on and subject to such conditions (including performance conditions), as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option or SAR may be exercised, regardless of whether such acceleration results in unanticipated tax consequences for the holder of the Award.

f.    Payment for and Delivery of Stock.    Full payment for Shares purchased will be made at the time of the exercise of the Option, in whole or in part. Payment of the purchase price will be made in cash or in such other form as the Committee may approve, including, without limitation, delivery of Shares.

8.    RESTRICTED STOCK AND STOCK UNITS

Restricted Stock is an Award consisting of the delivery of Shares that are subject to the requirement that they be forfeited or offered for sale to the Company at a specified price (“forfeited”) if the restrictions or conditions specified with respect to the Award are not satisfied (“vesting conditions”). Restricted Stock may be awarded for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Committee.

A Stock Unit is an unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock, or cash measured by the value of Stock, in the future. A Stock Unit as to which the right to receive Stock or cash in the future is subject to vesting conditions is referred to herein as a “Restricted Stock Unit.”

The vesting conditions or other conditions applicable to a Restricted Stock Award or a Stock Unit Award (including a Restricted Stock Unit Award) shall be determined by the Committee in its discretion. The Committee may condition the grant or vesting of a Restricted Stock Award or a Stock Unit Award (including a Restricted Stock Unit Award) on the satisfaction of performance conditions (“Performance Criteria”), each such Award being herein referred to as a “Performance Award.” No Performance Award that is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code shall be granted or shall vest, as the case may be, unless the applicable Performance Criteria (i) are pre-established by the Committee in writing no later than 90 days after the commencement of the period to which the performance condition relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m) of the Code), and (ii) consist of an objectively determinable measure of performance relating to any or any combination of the following (measured absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographic basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

9.    TRANSFERS AND TERMINATIONS

a. No Award (other than an Award in the form of an outright transfer of Stock) may be assigned, pledged or transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an Option or SAR will be exercisable only by the Participant or, in the event of a Participant’s incapacity, his or her guardian or legal representative. Notwithstanding the foregoing, with the approval of the Board of non-employee directors (and upon such terms and conditions imposed by the Board) Participants may gift Options (other than ISOs) to immediate family members or family trusts.

b. Except as otherwise determined by the Committee, the following rules shall apply upon the termination of a Participant’s employment or other service relationship with the Company and its subsidiaries:

(i)    In the case of an employee Participant, the portion of any Option or SAR granted to the Participant under the Plan that was not exercisable at the time of termination shall, except as otherwise provided at (ii) below or in Section 15, immediately terminate and the balance of the Option or SAR, if any, shall remain exercisable for the shorter of (i) the 90-day period (or such longer period as provided in Section 15) following termination of employment, and (ii) the number of days for which the Option or SAR would have remained exercisable had the Participant’s employment not terminated; provided, that if the Participant’s employment is terminated for “cause” (as determined by the Committee), all portions of any Options or SARs then held by the Participant shall terminate immediately. Notwithstanding the foregoing, if the Committee so determines in connection with any Option or SAR, special post-termination exercise rules will apply if the Participant’s employment terminates by reason of “Retirement” (as hereinafter defined). In any such case, each Option and SAR held by the Participant immediately prior to such retirement or other termination shall become exercisable, and to the extent exercisable shall remain exercisable, for the duration of the special post-termination period specified by the Committee (the “Special Exercise Period”), on the same basis as would have applied had the Participant remained an employee. The Special Exercise Period will begin on the date of termination of employment and end on the date, if any, specified by the Committee, but in no event later than the earlier of (A) the date the Option or SAR would have expired had the Participant actually remained an employee of the Company, or (B) the fifth anniversary of the date of termination of employment. For purposes of the foregoing, “Retirement” means any of (i) retirement at normal retirement age (as defined in the Company’s Retirement Plan), or (ii) any earlier termination by the Participant with the consent of the Company. A Special Exercise Period shall automatically apply, without Committee approval, in the case of the termination of employment after attainment of age 62 and completion of at least ten (10) years of Service (as defined in the Company’s Retirement Plan), which Special Exercise Period shall end on the earlier of (A) the date the Option or SAR would have expired had the Participant actually remained an employee of the Company, or (B) the fifth anniversary of the date of termination of employment. Any question whether or when a Participant has retired or terminated his employment with the consent of the Company shall be determined by the Committee, and its determination shall be final. Notwithstanding any other provision contained in this Plan, the Company shall have the right, but shall not be required, to repurchase from any employee who terminates his employment without the consent and approval of the Company, within six months of the exercise of any Option or SAR, the shares of the Company’s Stock so purchased or acquired by said employee at their original (or exercise) price, provided that such repurchase right may not be exercised by the Company in connection with or following the occurrence of a Change of Control.

(ii)    In the case of an employee Participant, except as otherwise determined by the Committee, (A) each unvested Award (other than an Award of Options or SARs) held by the Participant immediately prior to termination of employment shall (I) in the case of Restricted Stock, be immediately forfeited, and (II) in the case of any Restricted Stock Unit, immediately terminate and expire, and (B) the Shares subject to each Stock Unit Award that is then vested shall be delivered at the same time as they would have been delivered had the Participants remained an employee; provided, that if the Participant’s employment with the Company terminates after such the Participant has attained age 62 and completed ten (10) years of Service (as defined in the Company’s Retirement Plan), any Restricted Stock Unit previously granted to him under the Plan shall become free of any and all restrictions. Notwithstanding the foregoing, if the Participant’s employment is terminated for “cause” (as determined by the Committee), all Restricted Stock and all Stock Units shall immediately be forfeited, expire and terminate.

(iii)    In the case of a non-employee Participant, the treatment of Awards held by the Participant upon termination of his or her service relationship with the Company and its subsidiaries shall be as set forth in the applicable Award documentation.

No Award nor any provision of the Plan shall confer upon any Participant any right to continue in the Company’s employ or limit in any way the Company’s right to terminate the Participant’s employment or other service relationship at any time. In no event shall the loss of profit or potential profit in any award constitute an element of damages in the event of termination of the employment relationship of the participant, even if the termination is in violation of an obligation of the Company or any of its subsidiaries.

10.    DEATH OF PARTICIPANT

Except as otherwise provided in Section 15 and except as the Committee may otherwise determine, should a Participant die while in the employ of the Company (or a subsidiary) or within a Special Exercise Period (if applicable), the following rules shall apply: (a) if death occurs during employment, each Option and SAR, to the extent exercisable immediately prior to death, shall be exercisable by the Participant’s estate or by the person or persons designated in the Participant’s last will and testament until the earlier of (i) the first anniversary of death (or such earlier date as the Committee may establish at the time of the grant) and (ii) the date on which the Option would have expired had the Participant remained in the employ of the Company, and the balance, if any, of such Options and SARs shall immediately expire, and (b) if death occurs during a Special Exercise Period, if applicable, each Option and SAR will remain exercisable during the remainder of such period to the extent it would have been exercisable had the employee lived.

11.    ADJUSTMENTS

a. In the event of a stock dividend, stock split or combination of Shares, recapitalization or other change in the Company’s capitalization, or other distribution to common shareholders other than normal cash dividends, after the effective date of the Plan, the Committee will make such adjustments as it determines are appropriate to the aggregate and other limits specified under Section 4 above.

b. In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of Shares of Stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

12.    RIGHTS AS A SHAREHOLDER

Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a shareholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Shares.

13.    CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restrictions or legends from Shares previously delivered under the Plan until, (a) in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, (b) if the outstanding Shares are at the time listed on any stock exchange, the Shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of notice of issuance, and (c) all other legal matters in connection with the issuance and delivery of such Shares have been approved by the Company’s counsel. If the sale of Shares has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations and agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Shares bear an appropriate legend restricting transfer.

If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.

14.    TAX WITHHOLDING

The Company will have the right to deduct from any cash payment under the Plan taxes that are required to be withheld and further to condition the obligation to deliver or vest Shares under this Plan upon the Participant’s paying the Company such amount as it may request to satisfy any liability for applicable withholding taxes. The Committee may in its discretion permit Participants to satisfy all or part of their withholding liability (but not in excess of the minimum withholding required by law) by delivery of Shares with a Fair Market Value equal to such liability or by having the Company withhold from Stock delivered upon exercise of an Award, Shares whose Fair Market Value is equal to such liability.

15.    CHANGE OF CONTROL

a. For purposes of this Plan, “Change of Control” shall mean the occurrence of any one of the following events:

(1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change of Control if such event results from any of the following: (i) the acquisition of Company Voting Securities by the Company or any of its subsidiaries, (ii) the acquisition of Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (iii) the acquisition of Company Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (3) below);

(2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Non-employee directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) by a vote of at least two-thirds of the non-employee directors who were, as of the date of such approval, Incumbent Non-employee directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of non-employee directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director;

(3) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (i) the Company or (ii) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (ii), Company Voting Securities are issued or issuable (any event described in the immediately preceding clauses (i) or (ii), a “Reorganization”) or (iii) the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power (in respect of the election of non-employee directors, or similar officials in the case of an entity other than a corporation) of (x) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company in such Sale (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of non-employee directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power (in respect of the election of non-employee directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (C) at least a majority of the members of the board of non-employee directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Non-employee directors (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (a) if any person becomes the beneficial owner of 30% or more of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in a Change of Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control of the Company shall then be deemed to occur, and (b) if the vesting, acceleration or delivery of cash or Share hereunder following a Change of Control (as defined above) would be required to comply with the limitations of Section 409(a)(2)(a)(v) of the Code and the guidance thereunder to avoid an additional tax under Section 409A of the Code, such vesting, acceleration or delivery of shares shall proceed only if such Change of Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets, described in IRS Notice 2005-1 or any successor guidance.

b. Immediately prior to a Change of Control or at such earlier time as the Committee may determine to effectuate the purposes of the Plan, each outstanding Option and SAR shall become fully vested and immediately exercisable, each outstanding share of Restricted Stock and each outstanding Restricted Stock Unit shall immediately become free of all restrictions and conditions, and the Stock subject to each Stock Unit shall be immediately delivered to the holder thereof. In addition, with respect to Options and SARs the Committee may provide for any of the following actions (or such other actions it deems appropriate) in its sole discretion:

(i) each holder of an outstanding Option or SAR shall be given (A) written notice of the occurrence of the Change of Control at least 20 days prior to its proposed effective date (as specified in such notice) and (B) an opportunity during the period commencing with delivery of such notice and ending 10 days prior to such proposed effective date, to exercise the Option or SAR in full, provided that upon the occurrence of the Change of Control all Options and SARs, to the extent not so exercised, shall automatically terminate; or

(ii) each holder of an outstanding Option or SAR shall, upon the Change of Control, become entitled to receive a cash lump sum payment in an amount equal to the product of (A) the excess, if any, of (i) the amount of consideration per Share received by the holders of Stock in the Change of Control over (ii) the exercise price per Share under such Option or SAR multiplied by (B) the number of Shares subject to such Option or SAR, and such Option or SAR shall be canceled upon the Change of Control; or

(iii) either the Surviving Entity or the Parent Entity, as the case may be (the “New Grantor”) shall provide to each holder of an outstanding Option or SAR, upon the Change of Control, in exchange for the cancellation of such Option or SAR, a substitute or replacement option or stock appreciation right in respect of the common stock of such New Grantor (the “New Option”), with appropriate adjustments to the exercise price and number of shares of New Grantor common stock issuable upon the exercise of the New Option as deemed appropriate by the Committee (and which, in the case of ISOs, are necessary to ensure that the New Option also qualifies as an ISO). The New Option (i) shall be fully vested and immediately exercisable, (ii) shall, in the event the employment with the Company or the New Grantor (and its or their subsidiaries and affiliates) of the holder of such New Option is terminated during the two-year period immediately following the Change of Control, remain exercisable for the remainder of the originally scheduled term of the original Option or SAR and (iii) shall otherwise be subject to the same terms and conditions as were applicable to the original Option or SAR, except as may otherwise be agreed by the Committee prior to the Change of Control.

c. In the event of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company, in each case other than any such transaction that constitutes a Change of Control, the Committee may, by vote of a majority of the members of the Committee who are Incumbent Non-employee directors, make such provision for outstanding Awards (including the termination of such Awards, the assumption or Awards, or the substitution of replacement awards) as it deems appropriate.

16.    AMENDMENTS AND TERMINATION

The Committee will have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with this Plan provided that, except for adjustments under Section 11 hereof, no such action will modify such Award in a manner adverse to the Participant without the Participant’s consent (or that of the Participant’s permitted transferee in the case of an Award that has been transferred in accordance with the terms of this Plan and the applicable Award) except as such modification is provided for or contemplated in the terms of the Award. Notwithstanding the preceding sentence, the Committee will not reprice any stock option (whether by modification of the exercise price, replacement, or cancellation and regrant) without shareholder approval.

The Board may amend, suspend or terminate the Plan except that no such action may be taken, without shareholder approval, which would effectuate any change for which shareholder approval is required pursuant to Section 16 of the Exchange Act.

17.    PRIOR PLANS

This Plan is intended to replace the Millipore Corporation 1995 Combined Stock Option Plan, as amended and the 1995 Long Term Restricted Stock (Incentive) Plan for Senior Management (collectively the “Prior Plans”), which Prior Plans were automatically terminated and replaced and superseded by this Plan on the date on which this Plan initially became effective, except that any option or restricted stock granted under the Prior Plans shall remain in effect pursuant to their terms.

This Plan is intended to replace the Millipore Corporation 1999 Stock Plan for Non-Employee Directors, as amended, which Millipore Corporation 1999 Stock Plan for Non-Employee Directors shall automatically terminate and be replaced and superseded by this Plan if this Plan is approved by shareholders of the Company at the meeting of shareholders to be held on April 26, 2006, except that any option grant previously made under the Millipore Corporation 1999 Stock Plan for Non-Employee Directors shall remain in effect pursuant to its terms.

18.    MISCELLANEOUS

This Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof.

It is intended that Awards under the Plan shall either (a) qualify as compensatory arrangements that do not constitute “deferred compensation” subject to Section 409A of the Code, or (b) satisfy the requirements of Section 409A of the Code. The Plan and all Awards hereunder shall be construed accordingly. Without limiting the generality of the foregoing, (i) no amendment of the Plan or of any Award under the Plan made after October 3, 2004 shall, without the consent of the affected Participant, be effective to the extent it would cause any Award-related “deferred compensation” that would not otherwise be subject to Section 409A of the Code to be subject to Section 409A of the Code, and (ii) any provision of the Plan that could cause Award-related “deferred compensation” subject to Section 409A of the Code to fail to satisfy the provisions thereof may be amended by the Committee to the extent necessary to avoid such disqualification, without regard to the limitations of Section 11.

MILLIPORE CORPORATION

Annual Meeting of Shareholders April 26, 2006

The undersigned hereby constitutes appoints MARTIN D. MADAUS, KATHLEEN B. ALLEN AND JEFFREY RUDIN and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation (“Millipore”) held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Shareholders of Millipore to be held in Billerica, Massachusetts on April 26, 2006 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE	SEE REVERSE SIDE

ANNUAL MEETING OF SHAREHOLDERS OF

MILLIPORE

April 26, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided.¯

This proxy is solicited on behalf of the Board of Directors and unless otherwise specified in the boxes provided, this proxy will be voted in FAVOR of all nominees (Proposal 1), and in FAVOR of Proposal 2 and as to any other matter that may come before the meeting, in the discretion of the named proxies.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors:	NOMINEES:	2. Adoption of the Amendments to the Millipore Corporation 1999 Stock Incentive Plan.	☐	☐	☐
☐ FOR ALL NOMINEES	☐ Rolf A. Classon
☐ Mark Hoffman
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ John F. Reno ☐ Karen E. Welke

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.